    As filed with the Securities and Exchange Commission on March 10, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                ---------------
                                SONOSITE, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------

          Washington                 3841                  91-1405022
       (State or other        (Primary Standard         (I.R.S. Employer
         jurisdiction             Industrial          Identification Number)
     of incorporation or  Classification Code Number)
        organization)

                     19807 North Creek Parkway, Suite 200
                        Bothell, Washington 98011-8214
                                (425) 951-1200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Kevin M. Goodwin
                     President and Chief Executive Officer
                                SONOSITE, INC.
                     19807 North Creek Parkway, Suite 200
                        Bothell, Washington 98011-8214
                                (425) 951-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:

             Stephen M. Graham                 Rodd M. Schreiber
              Perkins Coie LLP        Skadden, Arps, Slate, Meagher & Flom
                                                   (Illinois)
       1201 Third Avenue, 48th Floor    333 West Wacker Drive, Suite 100
       Seattle, Washington 98101-3099     Chicago, Illinois 60606-1285
               (206) 583-8888                    (312) 407-0700

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                     Proposed maximum  Proposed maximum
       Title of each class            Amount to be     offering price      aggregate         Amount of
 of securities to be registered      registered(1)      per share(2)   offering price(2) registration fee
---------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
 per share(3)...................   2,875,000 shares       $11.75          $33,781,250         $9,392
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Includes 375,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of the Common Stock on March 3, 1999.
(3) Includes associated preferred stock purchase rights. Prior to the occurrence of certain events, such rights will not be evidenced or traded separately from the Common Stock.
                                ---------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 10, 1999

                                [SonoSite Logo]

                               2,500,000 Shares

                                 Common Stock

--------------------------------------------------------------------------------

SonoSite, Inc. is offering 2,500,000 shares of its common stock. Our common stock is traded on the Nasdaq National Market under the symbol "SONO." On March 8, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $12.75 per share. See "Price Range of Common Stock."

--------------------------------------------------------------------------------

Investing in the common stock involves risks. See "Risk Factors" beginning on page 5.

--------------------------------------------------------------------------------

                                                                    Per
                                                                   Share  Total
                                                                  ------- ------
Public offering price............................................  $      $
Underwriting discounts and commissions...........................  $      $
Proceeds to SonoSite.............................................  $      $

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

SonoSite, Inc. has granted the underwriters the right to purchase up to 375,000 additional shares of common stock to cover any over-allotments.

                                 ------------

Vector Securities International, Inc.                      Prudential Securities

                         Prospectus dated        , 1999

[Inside front cover of prospectus]

Page titled "The SonoSite Solution" with a color photograph of one of SonoSite's ultrasound devices on the left side of the page, together with an abdominal transducer and an object to show the scale of the photograph. The photograph is titled "SonoSite 1.0 Product Platform." A caption below the picture states, "Our hand-carried ultrasound device with our abdominal transducer attached."

Arrows from the photograph point to a column of four icons on the rights side of the page. These icons represent product suites based on the SonoSite 1.0 product platform. The title of the column states, "Initial Target Markets."
The four icons are color versions of the icons on page 26 of the prospectus and list the target market referred to by the icon. From top to bottom of the column, they are "Gynecology & Obstetrics," "Emergency Medicine," "Cardiology" and "Body Imaging."

A paragraph at the bottom of the page states, "With a total weight of less than six pounds, our first device will make high-quality ultrasound imaging available as a diagnostic tool to physicians at the point of care and should be attractive to physicians who seek affordable high-quality ultrasound imaging."

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully. You should consider the information under "Risk Factors" and in our financial statements and the notes relating to these financial statements, together with the information included elsewhere in this prospectus, before deciding to invest in the shares of our common stock. Except where we state otherwise, the information we present in this prospectus does not take into account the possible issuance of additional shares of common stock to the underwriters to cover over-allotments.

                                  Our Business

   We are the leader in the design and development of miniaturized, high-performance, digital ultrasound imaging devices. Our first hand-carried devices, based on our SonoSite 1.0 platform, will weigh less than six pounds and generate high-quality images comparable to those produced by larger ultrasound machines which cost several times that of our device. We expect our devices to expand access to high-quality ultrasound imaging as we target the replacement market for lower-priced ultrasound machines characterized by low-quality images. As a result of their small size, ease of use and affordability, we also expect our devices will make high-quality ultrasound imaging available as a diagnostic tool to physicians at the point of care, enabling physicians to bring ultrasound directly to the patient, instead of referring them to an ultrasound specialist. Our devices should enable physicians to use ultrasound imaging more frequently to diagnose patients earlier, allowing patients to avoid the "waiting trauma" effect associated with delayed diagnosis. Our first product suite will target gynecologists and obstetricians who currently use ultrasound imaging within a well-established reimbursement framework.

   We began as the hand-held ultrasound device division of ATL Ultrasound, Inc., a leader in the development of high-end, digital ultrasound technology. We were spun off as a separate company in April 1998 to focus on the further development and commercialization of miniaturized, high-performance, digital ultrasound imaging devices.

   The SonoSite 1.0 product platform will consist of a hand-carried display unit that incorporates an integrated color display and control panel, together with an application-specific transducer. We plan to offer our products as suites that are tailored to specific clinical applications. We expect to launch the SonoSite 1.0 platform later this year, with suites initially targeted at gynecologists, obstetricians and emergency medicine physicians. Beginning next year, we plan to expand the SonoSite 1.0 platform offerings to include product suites targeted at cardiologists and whole body imaging specialists. We received Section 510(k) clearance in May 1998 for a prototype of our SonoSite
1.0 platform and have applied for Section 510(k) clearance for the commercial version of this platform.

   Our SonoSite 1.0 platform incorporates our proprietary technology in custom-designed computer chips, manufacturing process technology and ergonomic and design engineering advances. We plan to enhance the utility and effectiveness of our product suites by offering innovative accessories, including the SmartStand, which will facilitate use of our devices in a convenient manner in virtually any clinical setting. We also plan to provide training in the product operation and clinical interpretation necessary to enable physicians who do not currently use ultrasound imaging to be fully competent in both the fundamental operation of our products and in the clinical interpretation required to use them effectively.

   Initially, we will target our products at current users of ultrasound imaging who purchase lower-end ultrasound machines and would be attracted to the high image quality and low cost of our products. This segment represents approximately 22% of the $2.5 billion annual worldwide market for all ultrasound imaging devices. Just as personal computers expanded the power of computing beyond the mainframe computer and computer technicians, our miniaturized devices should expand the use of high-quality ultrasound imaging beyond the centralized facility and radiology specialist to front-line physicians and new clinical settings. We believe that these new users will include physicians and emergency personnel who will be attracted to the size and portability of our products, as well as physicians who usually refer ultrasound examinations to imaging centers because the cost of owning a higher-image quality ultrasound device is prohibitive. We intend to sell and distribute our products through third-party distributors. Within the United States, we have entered into exclusive agreements with PSS World Medical, Inc. and Diagnostic Imaging, Inc. Internationally, we have entered into agreements with distributors covering more than 50 countries.

                                  The Offering

 Common stock offered................................ 2,500,000 shares
 Common stock to be outstanding after this offering.. 7,372,193 shares(1)
 Use of proceeds..................................... For operating expenses, including product
                                                      development and sales and
                                                      marketing, as well as for
                                                      working capital and other
                                                      general corporate
                                                      purposes.
 Nasdaq National Market symbol....................... SONO

                             Summary Financial Data
                     (in thousands, except per share data)

                                                   Years Ended December 31,
                                                  -----------------------------
                                                   1996     1997       1998
                                                  -------  -------  -----------
Statement of Operations Data:
 Grant revenues.................................. $ 1,029  $ 2,948   $    973
 Total operating expenses........................   2,793    8,942     14,498
 Net loss........................................  (1,764)  (5,994)   (13,025)
 Basic and diluted net loss per share(2)......... $ (0.38) $ (1.28)  $  (2.72)
 Shares used in computation of basic and diluted
  net loss per share(2)..........................   4,633    4,684      4,796
                                                            December 31, 1998
                                                           --------------------
                                                                        As
                                                           Actual   Adjusted(3)
                                                           -------  -----------
Balance Sheet Data:
 Cash and cash equivalents...............................  $ 7,526   $ 36,595
 Working capital(4)......................................   16,934     46,003
 Total assets............................................   23,290     52,359
 Long-term obligations, less current portion.............      481        481
 Total shareholders' equity..............................   19,833     48,902

--------
(1) Based on shares outstanding on December 31, 1998. Excludes 1,547,818 shares of common stock issuable upon exercise of options outstanding under our stock option and compensation plans, 270,453 of which were distributed to ATL Ultrasound option holders in connection with the spinoff. See "Management--Employee Benefit Plans and Agreements" and Notes 2 and 5 of Notes to the Financial Statements.
(2) See Note 2 of Notes to the Financial Statements for information regarding the determination of basic and diluted net loss per share amounts.
(3) As adjusted to give effect to the receipt and application of the estimated net proceeds from the sale of 2,500,000 shares of common stock offered by this prospectus at an assumed public offering price of $12.75 per share. See "Use of Proceeds" and "Capitalization."
(4) Includes a receivable from ATL Ultrasound of $12.0 million, which was paid on January 15, 1999.

                                ----------------

   Our principal executive offices are located at 19807 North Creek Parkway, Suite 200, Bothell, Washington 98011-8214 and our telephone number is (425) 951-1200. In this prospectus, "SonoSite," "we," "us" and "our" refer to SonoSite, Inc. We have applied for registration of the marks "SonoSite" and our logo.

                                  RISK FACTORS

   In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

   If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

We Have a Limited Operating History

   We commenced operations as a separate company in April 1998. Prior to that, we operated as a business unit of ATL Ultrasound. Accordingly, we have a limited operating history. You should consider our business and prospects in light of the risks and uncertainties encountered by development-stage technology companies in evaluating whether to invest in our common stock. There are many reasons why we may not be successful in implementing our strategy, including:

  . any inability to complete the design and manufacture of our products;

  . any inability to achieve market acceptance of our products;

  . our dependence on a new platform for ultrasound imaging procedures;

  . our reliance on third-party manufacturing of our products;

  . our need to maintain and expand distribution networks;

  . any loss of key personnel;

  . any inability to respond effectively to competitive pressures;

  . any inability to manage rapid growth and expanding operations; and

  . any failure to comply with governmental regulations.

We Have Incurred Losses and Expect Future Losses

   As a development-stage company, we have incurred net losses in each quarter since we started operations. As of December 31, 1998, we had an accumulated deficit of approximately $20.9 million, including approximately $10.3 million that was accumulated prior to our commencing operations as a separate company in April 1998. We expect to incur substantial additional expenses in the future as we attempt to complete the development of our products and introduce our products into the market. As a result, we will need to generate significant revenues in the future before we will be able to achieve and maintain profitability. Our business strategies may not be successful and we may not be profitable in any future period. If we do become profitable, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

Physicians and Other Healthcare Providers May Not Purchase Our Products

   The products we are developing represent a new platform for ultrasound imaging procedures and we have not sold any of our products commercially. The market for hand-carried, high-performance ultrasound devices is new and untested. We do not know if physicians or other healthcare providers will accept our products or purchase them when available. Acceptance of our products by physicians, including physicians who do not currently use ultrasound, is essential to our success and may require us to overcome resistance to a new platform for ultrasound imaging. Use of our products will require training for physicians who currently do not use ultrasound imaging instruments. The time required to complete such training may be substantial and could result in a delay or decrease in market acceptance. Currently, patients requiring an ultrasound examination are generally referred to a centralized testing location. Radiologists and other specialized providers of ultrasound at these locations may have an incentive to discourage market acceptance for our products in order to maintain these referrals.

   Physicians and other healthcare providers will not purchase our products unless they determine that it is preferable to other means of obtaining an ultrasound examination and that the benefits to the patient and physician outweigh the costs of purchasing our products. This determination will depend on our products' image quality, cost effectiveness, ease of use, reliability, portability and level of third-party reimbursement. Acceptance of our products by physicians and other healthcare providers may be more difficult if they are not able to obtain adequate reimbursement from third-party payors for tests performed using our products. In addition, we have not yet determined the pricing for our products. Our pricing policies could limit market acceptance compared to competing products or alternative testing methods.

WE RELY ON ATL ULTRASOUND FOR MANUFACTURING OUR PRODUCTS AND FOR ENGINEERING SERVICES

   We depend on our relationship with ATL Ultrasound. We have contracts with ATL Ultrasound for manufacturing and engineering services. These services are critical to the success of our product development efforts and our ability to deliver our products to customers. ATL Ultrasound may be unable to provide all the manufacturing capacity we will need to meet our planned objectives. Although we believe that we could ultimately develop alternative sources for the services provided by ATL Ultrasound, we may lose future sales and incur additional expenses as a result of any interruption or delay by ATL Ultrasound in manufacturing our products or in providing engineering services. Additionally, ATL Ultrasound has the right to terminate our engineering service agreement on 90 days' notice.

WE HAVE NO MANUFACTURING EXPERIENCE OR CAPABILITY

   In the future, we intend to assume some or all of the manufacture and assembly of our products. If we do, we will be required to develop our own manufacturing capability. We may be unable to comply with regulations applicable to manufacturers of ultrasound devices or manufacture our products at a cost or in quantities necessary to achieve or maintain profitability. In addition to compliance with regulatory requirements, we may encounter difficulties in scaling up production of our products, including problems involving manufacturing yields, quality control and assurance and shortages of qualified personnel. We may be unable to successfully meet these challenges.

WE RELY ON THIRD-PARTY VENDORS TO SUPPLY HIGHLY SPECIALIZED COMPONENTS FOR OUR PRODUCTS

   We depend on third-party vendors to supply highly specialized parts, such as custom-designed computer chips and some transducer components. These vendors may experience difficulty in manufacturing these parts, or in meeting our high quality standards. In addition, these parts generally have long order lead times which restrict our ability to respond quickly to changing market conditions. If we are required to switch vendors, the manufacture and delivery of our products could be interrupted for an extended period.

WE DEPEND ON SINGLE SOURCE VENDORS FOR SOME OF OUR COMPONENTS

   We depend on single source vendors for some key components for our products, including custom-designed integrated circuits, image displays, batteries, capacitors and transformers. There are relatively few alternative sources of supply for some of these components. While these vendors have produced our components with acceptable quality, quantity and cost in the past, they may be unable to meet our future demands. Establishing additional or replacement suppliers for these components may take a substantial amount of time. If we have to switch to a replacement vendor, the manufacture and delivery of our products could be interrupted for an extended period.

WE MAY EXPERIENCE DIFFICULTIES MANAGING OUR GROWTH

   We expect significant growth in all areas of operations as we develop and market our products. We will need to add personnel and expand our capabilities, which may strain our existing management, operational, financial and other resources. To compete effectively and manage future growth, we must:

  .accurately forecast demand for our products;

  .train, manage and motivate a growing employee base; and

  .improve existing operational, financial and management information systems.

   We may be unable to complete necessary improvements to our systems, procedures and controls to support our future operations in a timely manner. In addition, we may be unable to attract or retain required personnel and our management may be unable to develop the additional expertise required to manage any future growth.

FUTURE OPERATING RESULTS ARE UNCERTAIN AND LIKELY TO FLUCTUATE

   Our future operating results will depend on numerous factors, many of which we do not control, including:

  .demand for our products;

  .product and price competition;

  .changes in the costs of components;

  .success of our indirect sales and distribution channels;

  .successful development and commercialization of new and enhanced products on a timely basis;

  .timing of new product introductions and product enhancements by us or our competitors; and

  .timing and magnitude of our expenditures.

   Changes in any or all of these factors could cause our operating results to fluctuate. In addition, we intend to have our products manufactured based on forecasts of sales in future periods. Our forecast in any particular period may prove inaccurate, which could cause fluctuations in our manufacturing costs and our operating results. Our future operating results could fall below the expectations of securities analysts or investors and reduce the market price of our stock. We believe that there may be some fluctuations caused by year-end budgetary pressures on our customers, customer buying patterns and the efforts of our indirect sales and distribution network to meet or exceed annual sales quotas. These factors make it difficult to forecast our revenues and operating results. Fluctuations in our operating results may increase the volatility of our stock price.

OUR PRODUCTS MAY BECOME OBSOLETE

   Our competitors may develop and market ultrasound products that render our products obsolete or non-competitive. In addition, although diagnostic ultrasound imaging products may have price and/or performance advantages over competing medical imaging equipment, such as computed tomography and magnetic resonance imaging, any price or performance advantages may not continue. For example, our products could become obsolete or unmarketable if other products utilizing new technologies are introduced or new industry standards emerge. As a result, the life cycles of our products are difficult to estimate. To be successful, we will need to continually enhance our products and to design, develop and market new products that successfully respond to any competitive developments. In addition, because our products are based on a single platform, we may be more vulnerable to adverse events affecting the healthcare industry generally, and the medical ultrasound market specifically, than we would be if we offered products based on more than one platform.

THE MARKET FOR ULTRASOUND IMAGING PRODUCTS IS HIGHLY COMPETITIVE

   The existing market for ultrasound imaging products is well established and intensely competitive. In addition, we are seeking to develop new markets for our hand-carried ultrasound imaging products. In response, we expect competition to increase as potential and existing competitors begin to enter these new markets and/or modify their existing products to compete directly with ours. Our primary competitors have:

  .better name recognition;

  .significantly greater financial resources; and

  .existing relationships with some of our potential customers.

   Our competitors may be able to use their existing relationships to discourage customers from purchasing our products. In addition, our competitors may be able to devote greater resources to the development, promotion and sale of new or existing products, thereby allowing them to respond more quickly to new or emerging technologies and changes in customer requirements.

WE MAY BE UNABLE TO MAINTAIN AND EXPAND OUR INDIRECT SALES AND DISTRIBUTION NETWORKS

   We have established an indirect sales and distribution network to sell our products domestically and internationally. Our future revenue growth will depend in large part on our success in maintaining and expanding these indirect sales and distribution channels. We will depend on these distributors to help promote market acceptance and demand for our products. However, many of these distributors will be in the business of distributing other, sometimes competing, medical products. As a result, our products may not receive the resources and support required within this network to meet our sales objectives.

   We intend to manage our third-party distribution network with several sales directors. These sales directors will need a high level of technical expertise and knowledge regarding our products' capabilities and ultrasound imaging products in general and their use. We face intense competition for qualified sales directors and may be unable to attract and retain such personnel, which would adversely affect our ability to expand and maintain our third-party distribution network.

   If we fail to maintain or expand our third-party distribution network, we will need to develop our own distribution capabilities, which would be expensive and time-consuming. We may be unable to develop our own distribution capabilities in a timely manner, if at all, which would have an adverse effect on our ability to sell our products.

WE DEPEND ON KEY EMPLOYEES AND THE AVAILABILITY OF HIGHLY SKILLED EMPLOYEES

   Our future performance will depend largely on the efforts and abilities of our key technical, marketing and managerial personnel and our ability to retain them. Our success depends on our ability to attract and retain additional key personnel in the future. The loss of any of our key employees could adversely affect our business, particularly the loss of any of our key engineering personnel. We do not have any employment agreements with any of our employees. We do not maintain key person insurance on any of our employees.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

   Our success and ability to compete depend on our licensed and internally developed technology. We protect our proprietary technology through a combination of patent, copyright, trade secret and trademark law. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to, and the distribution of, our product designs, documentation and other proprietary information, as well as the designs, documentation and other information we license from others. Despite our efforts to protect these proprietary rights, unauthorized parties may copy, develop independently or otherwise obtain and use our products or technology.

   We cannot be sure that our pending patent applications will be issued. In addition, our issued patents or pending applications may be challenged or circumvented by our competitors. Policing unauthorized use of our intellectual property will be difficult, and we cannot be certain that we will be able to prevent misappropriation of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

   Many of our competitors in the ultrasound imaging business have filed, or may file, patent applications. Our competitors may claim our technology or products infringe upon the technology covered by these applications. Any such claims, with or without merit, could:

  . be time-consuming to defend;

  . result in costly litigation;

  . divert management's attention and resources;

  . cause product shipment delays; or

  . require us to enter into royalty or licensing agreements.

   Any required royalty or licensing agreements may not be available to us on acceptable terms, if at all. If a third party makes a successful claim of patent infringement against us, we may be unable to license the infringed or similar technology on acceptable terms, if at all. In addition, we could be prevented from manufacturing or selling some or all of our products and/or be liable to a third-party patent holder.

WE ARE SUBJECT TO SUBSTANTIAL GOVERNMENTAL REGULATION

   All of our planned products and manufacturing activities are subject to extensive regulation by a number of governmental agencies, including the U.S. Food and Drug Administration and comparable international agencies. We will be required to:

  . undergo rigorous inspections by domestic and international agencies;

  . obtain the prior approval of these agencies before we can market and sell our products; and

  . satisfy content requirements for all of our sales and promotional materials.

   Compliance with the regulations of these agencies may delay or prevent us from introducing new or improved products. We may be subject to sanctions, including the temporary or permanent suspension of operations, product recalls and marketing restrictions, if we fail to comply with the laws and regulations pertaining to our business.

WE FACE RISKS FROM EXPANSION OF OUR INTERNATIONAL OPERATIONS

   Our current business strategy depends on our ability to establish international markets for our products. We will need to devote significant management attention and financial resources to obtain any necessary foreign governmental approvals. International sales are subject to inherent risks, including:

  . the costs of localizing products for foreign markets;

  . longer receivables collection periods and greater difficulty in receivables collection, as compared to those experienced in the United States;

  .reduced protection for intellectual property rights in some countries; and

  .fluctuations in the value of the U.S. dollar relative to other currencies.

WE MAY FACE PRODUCT LIABILITY AND WARRANTY CLAIMS

   The sale and support of our products entails the risk of product liability or warranty claims, based upon claims that the failure of one of our products resulted in a misdiagnosis. The medical instrument industry in general has been subject to significant medical malpractice litigation. We may incur significant liability in the event of such litigation. Although we maintain product liability insurance, we cannot be sure that this coverage is adequate or that it will continue to be available on acceptable terms, if at all.

   We also may face warranty exposure, which could adversely affect our operating results. We anticipate that our products will carry a one-year warranty against defects in materials and workmanship. We will be responsible for all claims, actions, damages, liens, liabilities, costs and expenses under our manufacturing contract with ATL Ultrasound for all product recalls, returns and defects attributable to manufacturing. We intend to establish reserves for the liability associated with product warranties. However, any unforeseen warranty exposure could adversely affect our operating results.

WE MAY REQUIRE ADDITIONAL FUNDING TO SATISFY OUR FUTURE CAPITAL EXPENDITURE
NEEDS

   Our future revenues may not be sufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations as we develop our products and expand our sales internationally. To date, our capital requirements have been met primarily by contributions by ATL Ultrasound in connection with our spinoff and by grant revenue from the U.S. Office of Naval Research under a U.S. Government Defense Advanced Research Projects Agency grant. ATL Ultrasound's funding obligations have been met and any future grant revenue is expected to be immaterial. As such, if we need additional financing we would need to explore other sources of financing, including public equity or debt offerings, private placements of equity or debt and collaborative or other arrangements with corporate partners. Financing may not be available when needed or may not be available on acceptable terms. If we are unable to obtain financing, we may be required to delay, reduce or eliminate some or all of our research and development and/or sales and marketing efforts.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE

   The market price for our common stock and for securities of medical technology companies generally has been volatile in the past and is likely to continue to be volatile in the future. If you decide to purchase our shares, you may not be able to resell them at or above the price you paid due to a number of factors, including:

  . actual or anticipated variations in quarterly operating results;

  . the loss of significant orders;

  . changes in earnings estimates by analysts;

  . announcements of technological innovations or new products by our competitors;

  . changes in the structure of the healthcare financing and payment systems;

  . general conditions in the medical industry; and

  . significant sales of our common stock by one or more of our principal shareholders.

OUR RESTATED ARTICLES OF INCORPORATION, OUR BYLAWS, WASHINGTON LAW AND SOME OF OUR AGREEMENTS CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER

   There are provisions in our restated articles of incorporation, our bylaws and Washington law that make it more difficult for a third party to obtain control of SonoSite, even if doing so would be beneficial to our shareholders. Additionally, the acquisition of SonoSite may be made more difficult or expensive by the following:

  . a provision in our license agreement with ATL Ultrasound requiring a significant cash payment to ATL Ultrasound upon a change in control of SonoSite;

  . a shareholder rights agreement; and

  . acceleration provisions in benefit plans and change-in-control agreements with some of our employees.

WE FACE "YEAR 2000" RISKS

   Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results, or fail, unless they are modified or upgraded to process date information correctly. Based on our design process and assessment to date, we believe the current versions of our products are "Year 2000 compliant"--that is, they are capable of adequately distinguishing 21st century dates from 20th century dates.

   Our greatest potential exposure with respect to the Year 2000 problem stems from the possibility that some computer systems used by us and third parties with whom we do business will be unable to distinguish 21st century dates from 20th century dates, which may significantly delay or limit our ability to market our products.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates" and "intends" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus concerning, among other things:

  . our ability to develop, introduce and market our products in a timely manner;

  . market acceptance of our products;

  . the ability of ATL Ultrasound to manufacture our products;

  . our ability to maintain our relationship with ATL Ultrasound;

  . our ability to provide sufficient support to our indirect sales and distribution network;

  . the adequacy of our capital resources;

  . future fluctuations in our operating results;

  . our future capital expenditures and cash resources; and

  . the use of the net proceeds from this offering.

   These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements publicly for any reason, or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements, even if new information becomes available in the future.

                                USE OF PROCEEDS

   We expect to receive approximately $29.1 million in net proceeds from the sale of the 2,500,000 shares of common stock in this offering (approximately $33.5 million if the underwriters exercise their over-allotment option in full), assuming a public offering price of $12.75 per share, after deducting underwriting commissions and discounts and estimated offering expenses payable by SonoSite.

   We intend to use the net proceeds from this offering primarily for operating expenses, including product development expenses and increased sales and marketing expenses associated with the anticipated commercial launch of our products. Any remaining proceeds will be used for working capital and other general corporate purposes. The amounts that we actually spend for each of these purposes will vary significantly depending on a number of factors, including the amount of cash we generate from operations and the progress of our product development efforts. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol "SONO." The following table sets forth the high and low sale prices per share of our common stock on the Nasdaq National Market as reported for the periods indicated since April 7, 1998, the date our common stock began trading. These prices reflect inter-dealer prices, without retail mark-up or commission.

                                                                    High   Low
                                                                   ------ -----
       1998
        Second Quarter (from April 7, 1998)....................... $14.00 $6.13
        Third Quarter.............................................   8.13  4.50
        Fourth Quarter............................................  13.75  5.88
       1999
        First Quarter (through March 8, 1999)..................... $12.81 $9.75

   On March 8, 1999, the reported last sale price of our common stock on the Nasdaq National Market was $12.75 per share. As of December 31, 1998, there were 5,766 shareholders of record of our common stock. This figure does not include the number of shareholders whose shares are held of record by a broker or clearing agency, but does include each such brokerage house or clearing agency as one holder of record.

                                DIVIDEND POLICY

   We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth (1) our actual capitalization as of December 31, 1998 and (2) our capitalization as adjusted to give effect to the sale of 2,500,000 shares of common stock in this offering at an assumed public offering price of $12.75 per share (less underwriting discounts and commissions and estimated offering expenses we expect to pay in connection with this offering). You should read this table in conjunction with our financial statements and the notes relating to these financial statements included elsewhere in this prospectus.

                                                           December 31, 1998
                                                          ---------------------
                                                                        As
                                                           Actual   Adjusted(1)
                                                          --------  -----------
                                                             (in thousands)
Long-term obligations, less current portion.............. $    481   $    481
Shareholders' equity:
 Preferred stock, $1.00 par value per share; 6,000,000
  shares authorized; no shares issued or outstanding.....       --         --
 Common stock, $0.01 par value per share; 50,000,000
  shares authorized; 4,872,193 shares issued and
  outstanding, actual; 7,372,193 shares issued and
  outstanding, as adjusted(2)............................       49         74
 Additional paid-in capital..............................   40,693     69,737
 Deficit accumulated during the development stage........  (20,909)   (20,909)
                                                          --------   --------
  Total shareholders' equity.............................   19,833     48,902
                                                          --------   --------
    Total capitalization................................. $ 20,314   $ 49,383
                                                          ========   ========

--------
(1) As adjusted to give effect to the receipt and application of the estimated net proceeds from the sale of 2,500,000 shares offered by this prospectus.
(2) Excludes 1,547,818 shares of common stock issuable upon exercise of options outstanding under our stock option and compensation plans at a weighted average exercise price of $6.95 per share, 270,453 of which were distributed to ATL Ultrasound option holders in connection with the spinoff. See "Management--Employee Benefit Plans and Agreements" and Notes 2 and 5 of Notes to the Financial Statements.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted by an amount equal to the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

   Our net tangible book value at December 31, 1998 was $19.8 million, or $4.07 per share of common stock. After giving effect to the sale of the 2,500,000 shares of common stock in this offering at an assumed public offering price of $12.75 per share (less underwriting discounts and commissions and estimated offering expenses we expect to pay in connection with this offering), our net tangible book value at December 31, 1998 would have been $48.9 million, or $6.63 per share. This represents an immediate increase in net tangible book value of $2.56 per share to existing shareholders and an immediate dilution of $6.12 per share to new investors, or approximately 48% of the assumed offering price of $12.75 per share. The following table illustrates this per share dilution:

   Assumed public offering price per share.........................       $12.75
     Net tangible book value per share at December 31, 1998........ $4.07
     Increase per share attributable to new investors.............. 2.56
                                                                    -----
   Net tangible book value per share after this offering...........         6.63
                                                                          ------
   Dilution per share to new investors.............................       $ 6.12
                                                                          ======

   At December 31, 1998, we had a total of 1,547,818 shares of common stock subject to outstanding options with a weighted average exercise price of $6.95 per share, 270,453 of which were distributed to ATL Ultrasound option holders in connection with the spinoff. We also have a total of 547,635 shares of common stock available for future grant under our stock option and compensation plans, 504,635 of which are reserved for stock option grants to our nonofficer employees. In addition, our Board has approved an amendment to our Amended and Restated 1998 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan to increase the number of shares of common stock issuable under the plan by 500,000, subject to approval by our shareholders. To the extent the option holders exercise outstanding options, or any options we grant in the future, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The tables that follow present portions of our financial statements and should be read in conjunction with our financial statements and the notes relating to these financial statements, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

   The statement of operations data set forth below for the years ended December 31, 1995, 1996, 1997 and 1998 and the balance sheet data as of December 31, 1996, 1997 and 1998, are derived from our financial statements, which have been audited by KPMG LLP, independent auditors. The financial statements, and the report on the financial statements, as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, are included elsewhere in this prospectus. The statement of operations data set forth below for the period from February 1994 through December 31, 1994 is derived from our unaudited financial statements.

   The financial information for periods prior to April 6, 1998 represents the results of the hand-held ultrasound division of ATL Ultrasound. Financial information for subsequent periods consists of SonoSite's activity as a separate company. Historical results are not necessarily indicative of future results.

                               February 1994
                                  through       Years Ended December 31,
                               December 31,  ----------------------------------
                                   1994       1995    1996     1997      1998
                               ------------- ------  -------  -------  --------
                                   (in thousands, except per share data)
Statement of Operations Data:
 Grant revenues..............     $   --     $   --  $ 1,029  $ 2,948  $    973
 Operating expenses:
  Research and development...         39         75    2,576    7,064     9,474
  Sales and marketing........         --         --       --    1,268     3,120
  General and
   administrative............          2          9      217      610     1,904
                                  ------     ------  -------  -------  --------
   Total operating expenses..         41         84    2,793    8,942    14,498

 Interest income.............         --         --       --       --       541
 Interest expense............         --         --       --       --        41
                                  ------     ------  -------  -------  --------
 Net loss....................     $  (41)    $  (84) $(1,764) $(5,994) $(13,025)
                                  ======     ======  =======  =======  ========
 Basic and diluted net loss
  per share(1)...............     $(0.01)    $(0.02) $ (0.38) $ (1.28) $  (2.72)
                                  ======     ======  =======  =======  ========
 Shares used in computation
  of basic and diluted net
  loss per share(1)..........      4,393      4,409    4,633    4,684     4,796
                                  ======     ======  =======  =======  ========
                                                           December 31,
                                                     --------------------------
                                                      1996     1997      1998
                                                     -------  -------  --------
                                                          (in thousands)
Balance Sheet Data(2):
 Cash and cash equivalents........................   $    --  $    --  $  7,526
 Working capital (deficiency)(3)..................       (53)    (170)   16,934
 Total assets.....................................       157      410    23,290
 Long-term obligations, less current portion......        --       --       481
 Total shareholders' equity.......................       104      240    19,833

--------
(1) See Note 2 of Notes to the Financial Statements for information regarding the determination of basic and diluted net loss per share amounts.
(2)  Balance sheet data prior to 1996 is not meaningful.
(3) The amount reported for December 31, 1998 includes a receivable from ATL Ultrasound of $12.0 million, which was paid on January 15, 1999.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and the notes relating to these financial statements included elsewhere in this prospectus.

Overview

   SonoSite, a development-stage enterprise, commenced operations in 1994 as a project of ATL Ultrasound. We were formed to develop the design and specifications for miniaturized ultrasound products for diagnostic imaging in a variety of clinical settings. From the time we started on this project until we became an independent company on April 6, 1998, we were organized as a separate division within ATL Ultrasound. On February 2, 1998, the ATL Ultrasound board of directors approved a plan to spin off our division as an independent, publicly owned company. This transaction was completed through the tax-free distribution of one new share of SonoSite common stock for every three shares of ATL Ultrasound common stock held on April 6, 1998, and options to purchase one share of SonoSite common stock for every six shares of ATL Ultrasound common stock subject to outstanding options on April 6, 1998. ATL Ultrasound retained no ownership in us following the spinoff. In an unrelated event, Philips Medical Products Division of Philips Electronics, B.V. of the Netherlands acquired ATL Ultrasound later in 1998.

   To date, our capital requirements have been met primarily by contributions from ATL Ultrasound in connection with our spinoff and by funding from the U.S. Office of Naval Research under a U.S. Government Defense Advanced Research Projects Agency grant. ATL Ultrasound's funding obligations have been met and any future grant revenue is expected to be immaterial. Future revenues will depend on product and accessory sales, which we do not anticipate until the latter part of 1999 at the earliest. At that time, we expect to have completed product development activities on our initial product platform and to be in a position to commence customer delivery of our initial ultrasound devices and accessories. We will continue to incur operating losses until our product sales generate sufficient revenue to fund our continuing operations. We may not generate sufficient revenue to fund our operations in future periods.

Results of Operations

 Years ended December 31, 1998, 1997 and 1996

   Grant revenues. We have received grant revenues from a contract with the U.S. Office of Naval Research that have been generally tied to the achievement of technological milestones. Grant revenues in 1998 were $973,000, compared to $2.9 million in 1997 and $1.0 million in 1996. We anticipated the changes in grant revenues from year to year since the changes in revenues are due to our achieving varying levels of technological milestones as specified in the contract. As of June 30, 1998, we had completed most of the project work and achieved most of the technological milestones established in the contract. As a result, as of that date we had received substantially all of the payments agreed to in the contract.

   Research and Development Expense. Research and development expense for 1998 was $9.5 million, compared to $7.1 million for 1997 and $2.6 million for 1996. The increase in research and development expense from year to year is due primarily to additional personnel and personnel-related expenses and product development expenses, including Application Specific Integrated Circuit tools and masks used to develop our custom-designed computer chips, production-parts tooling expenses and increases in engineering services payments to ATL Ultrasound. We anticipate that spending levels in research and development in 1999 will increase as we complete development, design validation and verification of our first product platform and commence manufacturing activity of our initial products.

   Sales and Marketing Expense. Sales and marketing expense for 1998 was $3.1 million, compared to $1.3 million in 1997. We had no sales and marketing activities or expenses in 1996 or earlier periods. The increase in sales and marketing expense is a result of increases in sales and marketing personnel and increases in consulting and travel expenditures in 1998 compared to 1997. We plan to add sales and marketing personnel, add to our sales infrastructure and undertake significant outside promotional and communications agency activities in the upcoming quarters. These activities are in anticipation of the introduction of our initial products. We expect that selling and marketing expense will increase significantly as a result of the above.

   General and Administrative Expense. General and administrative expense in 1998 was $1.9 million, versus $610,000 in 1997 and $218,000 in 1996. The increase in general and administrative expense resulted primarily from an increase in personnel in the general management, administration, finance, accounting, information service and human resources functions. We added these employees in anticipation and as a result of our becoming an independent publicly owned company. We will add administrative personnel and infrastructure in 1999. We therefore anticipate that general and administrative expense will increase during 1999.

   Net Loss. Net loss for 1998 was $13.0 million, up significantly from $6.0 million in 1997 and $1.8 million in 1996. These increases are due to the increases in expenses, as noted above, in combination with the reduction in grant revenues in the 1997 to 1998 period. We expect to incur significant net losses in the near term as our expenses increase in advance of the commercial launch of our initial products.

Liquidity and Capital Resources

   On April 6, 1998, the day we became an independent public company, ATL Ultrasound contributed $18.0 million in cash and was obligated, without contingency, to contribute an additional $12.0 million in cash on January 15, 1999. That payment was received on schedule. The $30.0 million cash transfer from ATL Ultrasound, development grant revenues from the U.S. Office of Naval Research of $4.9 million and lease financing of $1.1 million have funded our capital requirements. As of December 31, 1998, cash and cash equivalents totaled $7.5 million. Our cash requirements have increased in recent quarters due to continued product development activities, accelerated marketing and distribution development activities, and maintenance of the management and administrative infrastructure necessary to function effectively as an independent publicly owned company. As described above, our cash requirements are expected to continue to increase in 1999.

   We believe that our existing cash and cash equivalents, including the $12.0 million in cash received from ATL Ultrasound in January 1999 and available lease financing, together with the net proceeds from this offering and interest on these proceeds, in addition to anticipated product revenue, should be sufficient to fund our operations at least through 2000. However, it is difficult to accurately predict the amount of cash that we may require in the future. The amount required will depend, in part, upon factors beyond our control. Capital requirements could exceed our estimates as a result of a variety of factors. These factors include technical obstacles, delays in product development or introduction, cost overruns in research and development programs or establishing manufacturing activities, greater than anticipated administrative expenses or lower than anticipated customer demand or revenues after product introduction. From time to time, we may seek additional financing from various sources. Adequate financing may not be available on a timely basis, on favorable terms, or at all. If we are unable to meet our cash needs, we will be required to significantly alter our operating plans. Activities that may be affected could include our research and development programs, overall spending levels, marketing initiatives or product introductions. We also may be required to seek to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to aspects of our technology or products.

Year 2000 Compliance

   Many computer programs have been written using two, rather than four, digits to define the applicable year. Unless corrected, those systems that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, potentially resulting in system failures or miscalculations. This problem has been dubbed the "Year 2000 Problem." The Year 2000 Problem is complex and pervasive in the general economy, as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00.

   We have conducted a review of our existing information technology infrastructure and computer systems. Based on representations made by our software and hardware suppliers, we believe that our existing information technology infrastructure and computer systems are year 2000 compliant. We are developing a list of other vendors to contact, making Internet contacts, preparing hard-copy communications and reviewing services and systems to provide a detailed and accurate database of contacts that we make and responses we receive.

   We are also conducting a review of our products in development. We believe that these products will be year 2000 compliant due to the design process employed in their specifications and development. As one of the functional requirements of our products, we state that they will "perform date recording and computations accurately through and beyond the year 2000 and accommodate the leap year for the year 2000 and beyond." We also state as one of the functional requirements that "there will be no system hardware or software failures due to the year 2000."

   In assessing our overall risks related to the Year 2000 Problem, we believe our greatest potential exposures involve development activities relating to our products. Additional areas of risk include equipment and materials that will be used in manufacturing our products and accessories, vendors providing distribution functions, and software and hardware support for these and other administrative functions. If the Year 2000 Problem exists in these areas, it could significantly delay or eliminate our ability to bring our products to market, which would have a material adverse effect on our business. Because these areas of risk involve third parties, over whom we have little or no control, a contingency plan for these risks does not exist and we cannot assure you that we will be able to develop one. We are not able to estimate the full cost, if any, of correcting any potential Year 2000 Problems at this time. Full estimated costs, if any, will not be known until we complete the survey and review all responses received from vendors. To date, we have not incurred any material costs directly associated with our Year 2000 compliance efforts.

                                    BUSINESS

Overview

   SonoSite is the leader in the design and development of miniaturized, high-performance, digital ultrasound imaging devices. Our first hand-carried devices, based on our SonoSite 1.0 platform, will weigh less than six pounds and generate high-quality images comparable to those produced by larger, more expensive ultrasound machines. We expect our devices to expand access to high-quality ultrasound imaging as we target the replacement market for lower-priced ultrasound machines characterized by low-quality images. In addition, our devices will make high-quality ultrasound imaging available as a diagnostic tool to physicians at the point of care, enabling physicians to bring ultrasound directly to the patient, instead of referring them to an ultrasound specialist. Our first product suite will target gynecologists and obstetricians who currently use ultrasound imaging within a well-established reimbursement framework.

   We received Section 510(k) clearance for a prototype of our SonoSite 1.0 platform in May 1998. We have applied for Section 510(k) clearance for the commercial version of our SonoSite 1.0 product platform and expect to launch our first product suite prior to the end of 1999 following receipt of this approval. Subsequent product suites based on the SonoSite 1.0 platform will target markets for whole body ultrasound imaging, emergency medicine, cardiology and internal medicine.

   Physicians utilize ultrasound imaging as an effective tool for the noninvasive visual examination of soft tissue. However, they do not have immediate point-of-care access to high-quality ultrasound imaging due to the cost, size and complexity of existing high-quality ultrasound machines. These machines are typically operated in centralized locations by specialists who produce ultrasound images on a referral basis. We intend to put the power of high-quality ultrasound imaging directly in the hands of the front-line physicians who currently utilize ultrasound as part of their diagnostic procedures but either outsource ultrasound imaging or are required to rely on lower-quality ultrasound imaging performed at the point of care. We believe our product suites will offer the following advantages:

  . easy-to-use, affordable high-quality ultrasound imaging at the point of care;

  . physicians can use ultrasound imaging more frequently to identify earlier those patients requiring more comprehensive diagnostic procedures or specialist intervention;

  . physicians can improve patient healthcare by beginning any required treatments earlier;

  . patients will not experience the "waiting trauma" effect associated with the delay in obtaining ultrasound image results conducted on a referral basis; and

  . for patients with symptoms, physicians can utilize existing reimbursement codes.

Just as personal computers expanded the power of computing beyond the mainframe computer and computer technicians, we believe our devices will expand the use of high-quality ultrasound imaging beyond the centralized facility and radiology specialists to front-line physicians and new clinical settings.

   According to industry sources, the annual worldwide market for all ultrasound imaging devices is approximately $2.5 billion. Initially, we will target our product suites at current users of ultrasound imaging who purchase lower-end ultrasound machines and would be attracted to the high image quality and low cost of our products. This segment represents approximately 22% of the existing market, or $540 million annually. In addition, our product suites should be attractive to physicians, such as cardiologists and emergency care physicians, who seek portable ultrasound imaging with high image quality. Our product suites should also be attractive to physicians, such as gynecologists, internists and pediatricians, who currently outsource ultrasound imaging because existing high-performance devices are too costly and difficult to use.

   In anticipation of the commercial launch of our initial product suites, we have built a worldwide sales and distribution network. We have entered into agreements with each of PSS World Medical, Inc. and its subsidiary, Diagnostic Imaging, Inc., for domestic distribution of our products. Internationally, we have entered into distribution agreements covering more than 50 countries.

   We were formerly the hand-held ultrasound device division of ATL Ultrasound, a leader in high-end, digital ultrasound machines. We were spun off as a separate company in April 1998 to focus on further development and commercialization of high-performance, miniaturized ultrasound devices. Our products are based on research and development begun at ATL Ultrasound. Most of the key engineers responsible for the development of our technology at ATL Ultrasound have joined SonoSite. Under an agreement with ATL Ultrasound, we have exclusive rights through 2003, which become nonexclusive thereafter, to use all applicable ATL Ultrasound technology in the area of miniaturized digital ultrasound imaging. In addition, ATL Ultrasound has agreed to manufacture our products through 2003; however, we may assume some of the manufacture of our products prior to that time.

Industry Background

   The Use of Ultrasound Imaging

   Medical imaging has been an important element of medical diagnosis since the introduction of X-ray technology. As imaging technology has advanced in recent decades, applications of medical imaging have expanded to address increasingly complex disease states and conditions involving soft tissues and internal body organs. While X-ray technology is the dominant method used for visual analysis of hard tissue, such as bone material, the most widely used imaging methods for visual analysis of soft tissues and organs include computed tomography (CT), magnetic resonance imaging (MRI), nuclear medicine, X-ray angiography and ultrasound. Each method of soft tissue imaging requires specialized equipment and has different patterns of use and applications. A physician selects the soft tissue imaging method to be used based on a variety of factors, including:

  . the particular disease state or condition to be studied;

  . the status of the patient;

  . image quality; and

  . the cost of the procedure.

   Ultrasound was introduced for medical imaging purposes in the late 1950s as a safe and noninvasive method to provide real-time, dynamic images of most major soft tissues and organs. Initially, physicians used ultrasound imaging to assess the general shape, size and structure of internal soft tissues and organs. Obstetricians were among the first physicians outside of radiologists to adopt widespread use of ultrasound imaging. As advances in technology improved the image quality of ultrasound devices, the use of ultrasound imaging expanded to other clinical applications, including examinations for gynecological abnormalities.

   Ultrasound systems use low-power, high-frequency sound waves emitted by a transducer to produce soft tissue images. The physician places the transducer on the skin or in a body cavity near the targeted area. Tissues and fluids reflect these sound waves and the transducer detects these reflections. Based on these reflections, the ultrasound system's beamformer organizes the sound waves and produces an image for visual examination, using digital or analog signal processing or a combination of the two. Digital signal processing technology allows an ultrasound device to process with greater signal fidelity. As such, digital ultrasound machines produce higher resolution images than analog and analog/digital ultrasound machines.

   Standard ultrasound imaging produces a two-dimensional image that physicians use to diagnose and monitor disease states and conditions by analyzing the relative shading of tissues or organs. This is known as grayscale imaging, or two-dimensional (2D) imaging when used in cardiology applications. Power Doppler allows physicians to use ultrasound imaging to detect the presence of blood flow through the body. Color Doppler ultrasound imaging expands standard ultrasound imaging further to enable physicians to image the direction and velocity of blood flow.

   Physicians currently use ultrasound imaging in a variety of clinical applications. In addition to obstetric and gynecological applications, ultrasound imaging is increasingly used in cardiac imaging. Ultrasound imaging for cardiac function indications, otherwise known as echocardiography, provides the physician an enhanced real-time image of the internal heart structure, including the valves and chambers. The physician uses this image to diagnose coronary artery disease, valvular disease and congenital heart defects. In vascular medicine, physicians determine the presence of a disease state or condition using color Doppler ultrasound to image blood flow in soft tissues, organs and the vascular system.

   According to industry estimates, in the United States approximately 63.5 million ultrasound imaging procedures were conducted in 1997; approximately 73% were conducted in centralized imaging centers on a referral basis. Approximately 85% of all ultrasound imaging procedures in the United States were conducted by radiology specialists, cardiologists and gynecologists and obstetricians.

   Limitations of Current Ultrasound Technology

   Current users of ultrasound imaging face a tradeoff between image quality on the one hand and price and portability on the other. High-performance machines are based on digital signal processing technology and provide a high-quality image, but they require a large capital investment of greater than $100,000, plus significant operating costs. These ultrasound machines typically weigh approximately 200-300 pounds and require specially trained technologists to operate them. Ultrasound machines based on the less precise analog/digital hybrid imaging technology are less expensive, but they typically produce lower-quality images. They are not easily portable and cost from $30,000 to $100,000. "Luggable" analog ultrasound machines are even less expensive, but they also produce lower-quality images that limit their diagnostic utility.

   Advances in technology have greatly improved the image quality of ultrasound systems and substantially increased their diagnostic utility, resulting in the growth in the use of ultrasound. However, high-quality images currently are typically produced by large, high-performance, digital ultrasound systems. Because of the high cost, size and complexity of these systems, ultrasound imaging is generally performed in diagnostic imaging centers and radiology departments in hospitals. These imaging centers typically have several high-performance ultrasound systems operated by a team of specially trained technologists and radiology specialists who interpret the ultrasound images. Patients requiring ultrasound imaging are generally referred to these centers. The physicians who make these referrals lose reimbursement income and relinquish control of their patients during primary diagnosis. The patient must schedule a separate appointment for the ultrasound imaging procedure, travel to the diagnostic center and experience the "waiting trauma" effect caused by the uncertainty of a delayed primary diagnosis.

   We believe patient care would be improved significantly if high-quality ultrasound imaging were readily available at the point of care. Primary diagnosis, and thus the beginning of any required treatment, would be more immediate. In addition, physicians could easily and more frequently monitor patient progress during subsequent office visits, readily obtaining the information necessary to enable more timely adjustments to treatment. Patient care also would be improved significantly if high-quality ultrasound imaging were available in settings where the use of high-end ultrasound systems generally is not feasible due to their high cost, complexity of operation and limited portability. These unserved or underserved settings include emergency rooms and vehicles, athletic arenas, battlefields, rural areas and even the patients' bedsides.

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

The SonoSite Solution

   In much the same way that today's personal computers provide the computing power of earlier-generation mainframe computers, we are designing our product suites to achieve the high performance of existing, larger ultrasound machines on a hand-carried platform. Our product suites feature high-quality, digitally formed imaging comparable to that generated by larger, significantly more expensive, ultrasound machines in a hand-carried device that is easy to use. Our product suites are designed to offer the following advantages to physicians and their patients:

 High-Quality            Our product suites break out of the traditional
 Ultrasound Imaging in   continuum of ultrasound systems where cost and size
 an Affordable Hand-     are directly related to image quality. We possess
 Carried Device          proprietary technology in three important areas: (1)
                         custom-designed computer chips that achieve high
                         performance while enabling reduced size and power
                         consumption, (2) process technology that allows the
                         production of transducers with performance comparable
                         to high-performance devices at significantly reduced
                         costs, and (3) ergonomic and design-engineering
                         advances that enable physicians to use our product
                         suites with little effort and training and to
                         integrate our product suites into their existing
                         workflow.

 Substantial Value for   For current diagnostic ultrasound procedures with
 Existing Users of       established third-party reimbursement codes, our
 Ultrasound Imaging      product suites will provide a low-cost, high-quality
                         alternative. For example, our first product suite, the
                         SonoSite Gynecology and Obstetrics Suite, targets the
                         gynecologists and obstetricians who together currently
                         perform 12.3 million ultrasound procedures annually in
                         the United States, typically using large, expensive
                         ultrasound machines.

 Substantial             The combination of image quality, portability, ease of
 Opportunity to Expand   use and affordability of our products will also allow
 Uses of Ultrasound      physicians to perform established ultrasound
 Imaging                 examinations more routinely. The SonoSite Cardiology
                         Suite will be used by cardiologists, who we believe
                         can use our device to conduct echocardiography more
                         frequently to increase the efficiency of primary
                         diagnosis. Our products will also facilitate the use
                         of ultrasound in other clinical settings that can
                         benefit from point-of-care imaging, such as emergency
                         medicine and internal medicine.

 Improved Patient Care   Our product suites will enable physicians to deliver
 Through Earlier         more immediate primary diagnoses by avoiding the delay
 Diagnosis               associated with the referral of ultrasound imaging
                         procedures. The more immediate primary diagnosis in
                         turn results in earlier detection and treatment cycles
                         when appropriate. In addition, the reduced time to
                         diagnosis will substantially reduce the "waiting
                         trauma" effect resulting from the delay in obtaining
                         ultrasound imaging results.

 Superior Efficiency for Our product suites will enable physicians and
 Healthcare Providers    healthcare providers to (1) more efficiently use
                         downstream ultrasound referral services, (2) shorten
                         patient care cycle times, and (3) increase the quality
                         of patient care. Front-line physicians can use our
                         products to reduce the number of patients
                         unnecessarily referred for additional testing.
                         Healthcare organizations can use our product suites to
                         increase their diagnostic imaging capacity at low
                         incremental cost, without expanding existing
                         facilities and personnel. As a result, these
                         organizations will be able to more efficiently use
                         existing personnel responsible for the delivery of
                         ultrasound services.

Strategy

   Our objective is to maintain our position as the leader in the design and development of miniaturized, high-performance, digital ultrasound imaging devices and to successfully commercialize their use. To achieve this objective, we have developed a strategy with the following key elements:

 Capitalize on Our       We intend to build on the significant technological
 Technology Advantage    lead we have achieved in developing miniaturized,
                         high-performance, digital ultrasound imaging devices.
                         Our proprietary technology is the subject of two
                         issued and two pending patents. We intend to utilize
                         our advantage in combining ultrasound performance,
                         size and cost to develop additional, innovative
                         products for new and existing markets and
                         applications.

 Position Our Products   We intend to penetrate existing markets by positioning
 as a Superior Value     our product suites as a superior value alternative to
 Alternative to Existing machines that lack high image quality and higher-
 Ultrasound Products     priced machines that lack portability and ease of use.
                         To facilitate early and rapid market acceptance, we
                         will target our initial product suites for traditional
                         use within existing clinical applications for
                         ultrasound imaging, including:

                      . gynecology and obstetrics;

                      . cardiology; and

                      . radiology.

 Offer Customized        We will offer a customized education program to teach
 Education to Increase   physicians not currently utilizing ultrasound imaging
 Users of Ultrasound     the various clinical applications of our products. We
 Imaging                 intend to work with clinical opinion leaders to
                         demonstrate and communicate the efficacy and cost-
                         effectiveness of our ultrasound technology. We intend
                         to target physicians who can benefit from our
                         products, including:

                      . emergency medicine physicians;

                      . general practitioners;

                      . sports orthopedists;

                      . general and specialty surgeons; and

                      . gastroenterologists.

 Establish Strategic     We intend to form strategic partnerships with
 Partnerships in Key     companies in established leadership positions and with
 Clinical Segments       distribution channels in clinical segments where our
                         products and proprietary technology may benefit new
                         users. These clinical segments may include surgery,
                         cardiology, emergency medicine and gastroenterology.

 Utilize ATL Ultrasound  We will use ATL Ultrasound to initially manufacture
 Manufacturing           our products. This relationship enables us to benefit
 Expertise               from ATL Ultrasound's established ultrasound
                         production experience and manufacturing facilities
                         that comply with International Standards Organization
                         (ISO) requirements. This arrangement will also
                         significantly reduce risks and capital costs usually
                         encountered during the start-up phase of a new
                         manufacturing facility.

 Leverage Third-Party    We have established alliances with leading independent
 Distribution            medical equipment distributors. We intend to utilize
 Capabilities            their expertise to reach both customary purchasers of
                         ultrasound systems and a wide variety of medical
                         practitioners who do not currently use ultrasound
                         imaging.

Our Product Suites

  SonoSite 1.0 Product Platform

   General Specifications. The SonoSite 1.0 product platform is comprised of a hand-carried display unit consisting of an integrated color display and control panel, together with the application-specific transducer. Products based on this platform will be able to store images in memory and allow simulated stored real-time motion images, a diagnostic capability that is used in many ultrasound examinations. Products based on the SonoSite 1.0 platform will provide 2D and power Doppler imaging and a proprietary auto-focus capability which enables the user to quickly complete the ultrasound examination. These products can be powered by conventional alternating current or by a rechargeable lithium ion battery.

   Ultrasound Signal Processing and Display Unit. Our hand-carried display unit will weigh less than five pounds and measure 13 inches long, 7.5 inches wide and 2.5 inches high. The display unit houses four custom-designed computer chips and circuitry with digital signal processing. The real-time images generated by the display unit can be transmitted to industry-standard monitors and printers or shown on the five-inch articulated high-resolution liquid crystal display panel integrated in the display unit. Imaging functions are controlled through a small alphanumeric keyboard immediately below the display panel and a navigational trackball. We use injection molded plastic for the outer shell of the display unit. We designed the display unit to be durable, visually appealing and easy to handle.

   Transducers. We will offer a variety of transducers specific to particular clinical applications. Initially, we will offer an abdominal transducer and a transvaginal transducer. The abdominal transducer will be a curved array broadband transducer for general abdominal and obstetrics applications. The transvaginal transducer will be a broadband transducer for gynecological ultrasound scanning. Each transducer will be produced through a proprietary manufacturing process. Transducers are attached to the display unit by a cable. We are currently developing transducers for additional clinical applications. Within the next 12 months, we anticipate releasing a transducer unit capable of imaging internal organs between the ribs and a linear array unit that will have utility for the radiologist and internist in shallow ultrasound imaging applications.

  SmartStand

   To enhance the utility and efficiency of our product suites, we are developing the SmartStand. The SmartStand is designed to:

  . provide storage of our products when not in use and a stand for our products when they are in use;

  . recharge the battery in the base unit;

  . provide enhanced interface capabilities between our products and third-party output devices, such as printers and storage devices; and

  . be portable and minimize space requirements.

  Customized Education and Training

   We intend to provide training in the product operation and clinical interpretation necessary to enable physicians who do not currently use ultrasound to be fully competent in both the fundamental operation of our products and in the clinical skills required to use them effectively. We anticipate that renowned ultrasound physicians will deliver a focused offering of educational curricula. Utilizing leading-edge multimedia technology, we plan to deliver innovative programs in multiple languages for (1) ultrasound knowledge assessments, (2) product operation training, and (3) Continuing Medical Education (CME) accredited clinical education.

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

  Product Suites

   Products based on the SonoSite 1.0 platform will be offered in suites consisting of a display unit, transducers and other essential accessories. We have designed our product suites to target the following clinical applications:


    Product                                                          Expected
     Suite                      Clinical Segment                    Launch Date

-------------------------------------------------------------------------------

[Gynecology    The SonoSite Gynecology and Obstetrics Suite of        Fourth
& Obstetrics   products and accessories will offer a convenient,      Quarter
icon]          effective means of incorporating ultrasound in           of
               gynecologic and obstetric office examinations. It       1999
               will include both the abdominal and transvaginal
               transducers for both currently reimbursable
               routine and symptomatic imaging procedures.
   Gynecology
  & Obstetrics

-------------------------------------------------------------------------------

[Emergency     The SonoSite Emergency Medicine Suite of products      Fourth
Medicine       and accessories will provide the capability to         Quarter
icon]          perform high-quality ultrasound imaging at trauma        of
               scenes or in emergency transport vehicles or            1999
               facilities. The portability, high-image quality
               and battery power of this product suite enables
               trauma-scene diagnosis and patient triage that are
               not currently available.
   Emergency
    Medicine

-------------------------------------------------------------------------------

[Cardiology    The SonoSite Cardiology Suite of products and           First
icon]          accessories will augment the cardiologist's             Half
               current use of ultrasound imaging to aid in the          of
               rapid assessment of conditions or symptoms in an        2000
               office or hospital setting. The initial product
               suite will provide 2D imaging of the heart and
               will later be enhanced to include color flow
               mapping capability and image quality improvements.
   Cardiology

-------------------------------------------------------------------------------

[Body          The SonoSite Body Imaging Suite of products and         First
Imaging        accessories will allow the radiologist to go            Half
icon]          directly to the patient to provide ultrasound            of
               imaging services with a full complement of              2000
               specially designed transducers and functional
               capabilities.
  Body Imaging

  ADDITIONAL PRODUCT DEVELOPMENT

   We intend to continue to invest heavily in further research and development, focused on (1) expansion of the SonoSite 1.0 product platform to product suites targeted at additional clinical applications, (2) further enhancing image quality, and (3) further reducing the size and manufacturing costs of our products. By accomplishing these objectives, we hope to both extend the range of our current product platform and develop other, potentially smaller product platforms for our ultrasound imaging technology, in order to further expand the use of ultrasound imaging and our products.

TECHNOLOGY

   Our product development efforts have enabled us to achieve the performance of a large, high-quality ultrasound imaging system in a smaller, less expensive device that is easy to use. Our proprietary technology is the subject of two issued and two pending patents. The key components in our technology platform include the following:

   CUSTOM-DESIGNED COMPUTER CHIPS. We have built on extensive ATL Ultrasound experience in high-end digital ultrasound and Application Specific Integrated Circuit (ASIC) technology to develop four proprietary custom-designed computer chips that implement most of the functions required in a completely digital ultrasound imaging system. We have made significant advances in the integration of ultrasound functions onto customized chip designs, including the integration of a complete ultrasound beamformer onto a single computer chip. Our proprietary chip technology allows our products to share many of the architectural and signal-processing attributes of a high-end ultrasound imaging system in a significantly smaller device.

   TRANSDUCERS. Using proprietary technology, we have developed high-performance transducers. We have designed our display units to also utilize transducers manufactured by a variety of third-party suppliers, increasing the versatility of our platform.

   MODULAR DESIGN. Our products are being developed in a building-block fashion, which allows us to develop future products based on a single platform, with each product possessing specific attributes for particular clinical applications. This modular design enables us to integrate new technological advances into our platform by modifying only a part of the platform, rather than the entire platform itself.

   HUMAN FACTORS ENGINEERING. We have conducted research regarding the utility of our products and their use in clinical settings. Based on these observations, we have designed our products to be compatible with a variety of printing, recording and support devices. We are developing the SmartStand and the SonoCase in response to the particular needs of physicians who will use our products.

   DEVELOPMENT INFRASTRUCTURE. We possess a sophisticated infrastructure to facilitate rapid development of new high-performance products and features. Specific features of this infrastructure include:

  . Advanced acoustic beam simulation. We have developed the ability to simulate the emission, propagation, reflection and reception of simulated acoustic waves in a Computer Aided Design (CAD) environment. This allows us to evaluate the characteristics of acoustic waveforms and to test various product configurations and transducer geometrics without having to produce physical prototypes.

  . Transducer finite element modeling. We use sophisticated finite element modeling techniques to model the detailed physical characteristics and acoustic performance of selected transducer designs. This enables rapid product development, changes and improvements without having to produce hardware prototypes.

  . Fully integrated system simulation. We use advanced engineering CAD tools to assess the performance of a proposed ultrasound system solution relative to its design targets. Based on this assessment, we can rapidly simulate design revisions to attain targeted performance levels.

  . High-speed ASIC behavioral modeling. We have developed sophisticated, proprietary engineering design software to simulate the architecture and performance of our custom computer chip designs. We are able to test and debug our computer chip designs before committing to their manufacture, which reduces development time and the cost of materials.

  . Object-oriented system and software. We utilize sophisticated system and software development practices that include the use of object-oriented building blocks to eliminate time and cost during software development and to allow for more robust and reusable software designs.

RESEARCH AND DEVELOPMENT

   Product development activities have comprised the majority of our activities and expenditures since we were formed as a division within ATL Ultrasound. We continue to conduct extensive research, development and engineering activities and, as of December 31, 1998, we employed 37 engineers and support staff dedicated to the technical development of our hand-carried ultrasound products. The majority of these individuals joined us from ATL Ultrasound. We expect research and development expenditures to increase during 1999 in anticipation of the commercial launch of the SonoSite 1.0 product platform and as we begin to manufacture products based on that platform. We invested $9.5 million, $7.1 million and $2.6 million in research and development for the years ended December 31, 1998, 1997 and 1996, respectively.

SALES, MARKETING AND DISTRIBUTION

   We intend to sell and distribute our product suites through third-party distributors. We also intend to establish strategic partnerships in certain clinical segments. We plan to compete in all the major clinical and geographic segments of the existing ultrasound imaging market by reaching a diverse customer base, including physicians in private practice, hospitals, clinics, private and governmental institutions and healthcare agencies. We will support our domestic third-party distribution network with a small staff of territory sales directors.

   Within the United States, we have entered into an agreement with PSS World Medical, Inc. under which they will serve as our exclusive third-party distributor in the private practice segment. PSS World Medical serves more than 100,000 clients nationwide. In addition, we have entered into an agreement with Diagnostic Imaging, Inc., a subsidiary of PSS World Medical, under which they will serve as our exclusive U.S. distributor for hospitals and diagnostic imaging centers. Under our agreement with Diagnostic Imaging, we have reserved the right to sell directly to hospitals, diagnostic imaging centers and other institutional providers. As a result, we will have the flexibility we need to manage our domestic sales organization and respond to changes in this market over time.

   Internationally, we have entered into agreements with distributors covering more than 50 countries. We intend to rely exclusively on these distributors for overseas sales, focusing primarily on Japan, members of the European Community and other developed countries, coordinated by our own sales directors in Europe and Asia.

MANUFACTURING

   AGREEMENT WITH ATL ULTRASOUND. All our products will initially be manufactured by ATL Ultrasound under an OEM supply agreement. Under this agreement, ATL Ultrasound has agreed to manufacture many of our product components and assemble our final products for distribution through 2003. However, we intend to assume the manufacture of some components, including transducers, prior to 2003. ATL Ultrasound has agreed to manufacture and assemble our products in accordance with its own standard of care for the manufacture of its own products. As a result, we believe our products will be of the highest quality and produced in accordance with federal good manufacturing practices and International Standards Organization (ISO) standards. During the term of the agreement, our products will be produced by ATL Ultrasound on its campus in Bothell, Washington. All equipment and other capital assets used by ATL Ultrasound exclusively in the manufacture of our products have been purchased by us and are owned by us. As a result, all or some of these assets will be transferred to us if we assume production of our products or they may be used by a new third-party manufacturer.

   SUPPLIERS. We depend on other vendors to provide components for our products, such as the high-resolution color displays, certain transducers, batteries and our custom-designed computer chips. A number of these components have limited or single sources of supply. For example, VLSI Technology and Harris Semiconductor supply us with the custom-designed computer chips that are integral to the functionality of our products. We believe that we could ultimately develop alternate sources for all of our product components, but that sales could be lost or deferred as a result of doing so. In addition, these components generally have long order lead times, restricting our ability to respond quickly to changing market conditions.

PATENTS, TRADEMARKS AND LICENSES

   We are committed to developing and protecting our intellectual property. We file patent applications to protect innovative technology, inventions and innovative improvements that are significant to the development of our business. We have filed a number of patent applications in the United States and other countries directed to proprietary technology used in our hand-carried ultrasound devices. We hold two patents directed to our technology. In March 1998, we received our first patent (U.S. patent No. 5,722,412), which is directed to hand-carried ultrasound systems with digital signal processing that weigh less than 10 pounds. This patent expires on June 28, 2016. In October 1998, we received our second patent (U.S. patent No. 5,817,024), which is directed to hand-held ultrasonic devices and integrated circuits that incorporate analog-to-digital conversion circuitry and ultrasound beamforming capability on the same integrated circuit. This second patent also expires on June 28, 2016. We also have an exclusive license from ATL Ultrasound through April 5, 2003, which becomes nonexclusive thereafter, to use specified ATL Ultrasound technology in existence at the time of our spinoff, such as ASIC technology in the products we are developing. Under this license, we also have the right to use further advances made by ATL Ultrasound that have been made by them prior to April 5, 2001.

   We intend to register the trademarks and trade names through which we will conduct our business in the United States and abroad. To date, we have applied for registration of the marks "SonoSite" and our logo.

   We also intend to seek protection for the software contained in our ultrasound products under patent, copyright, and trade secret laws where, in our judgment, significant advantage may be obtained from such protection. Patent, copyright and trade secret protection is subject to limitations and uncertainties and may not provide us any significant competitive advantage.

   We do not know of any infringement by our products on any intellectual property rights of others, nor have we received notice from any third party of any claimed infringement. We are unaware of any competitive products that infringe on our intellectual property rights.

COMPETITION

   The existing medical imaging industry in general, and the existing ultrasound market specifically, is very competitive. The primary bases of competition are image quality, price and ease of use. Our products will be competing with existing ultrasound systems offered by a number of established companies and their international affiliates. These companies include Acuson Corporation, Aloka Co., Ltd., ATL Ultrasound, ESAOTE S.p.A., General Electric Company, Hewlett-Packard Company, Hitachi Corporation, Medison Co., Siemens Medical Systems, Inc. and Toshiba Medical Systems, Inc. All these competitors have significantly greater financial and other resources than we do. In addition, they also generally compete with more than one type of medical imaging device and are already established in many of the market segments and countries that we intend to enter. While we believe that our products provide high-quality images and advanced capabilities and features, the products offered to date by these competitors in some cases include features and capabilities that we are not currently able to offer. Any established or new competitor may introduce new systems or upgrades to existing systems that are equal to or superior to our products in terms of quality or performance. We therefore cannot assure you that our products will be competitive with existing or future products or that we will be able to develop competitive products in the future.

   A number of companies offer portable ultrasound systems, typically in the form of analog desktop units resembling tabletop television sets. In addition, we believe that there are at least two other companies developing ultrasound systems constructed around a laptop computer. There are also a number of groups that are being, or have been, funded by government grants to develop small ultrasound devices that could directly compete with our products. We also anticipate that other companies may be planning to develop highly portable devices to address the market opportunity that we believe exists for hand-carried ultrasonic imaging products. New product offerings in recent years have made the ultrasound market increasingly competitive, as customers can choose from a broad range of ultrasound products. The breadth of new products from many companies appears to have lengthened the time required for customers to make decisions to purchase, since customers have many products to consider before making a purchase decision. In addition to portability, we compete primarily on the basis of the major clinical benefits of the imaging performance, versatility, reliability, upgradability, ease of use and price. We believe these factors will allow us to be competitive. However, we cannot assure you that this will be the case.

GOVERNMENTAL REGULATION

   Our products are subject to extensive regulation by numerous governmental authorities, principally the U.S. Food and Drug Administration, as well as numerous state and foreign agencies. We need to obtain clearance of our products by the U.S. Food and Drug Administration before we can begin marketing the products in the United States. Similar approvals are also required before we can begin marketing our products in most other countries. Our products are also subject to various domestic and foreign electrical safety and emission standards. The U.S. Food and Drug Administration has broad regulatory powers with respect to preclinical and clinical testing of new medical products and the manufacturing, marketing and advertising of medical products. The manufacture of our products will be subject to U.S. Food and Drug Administration regulations governing registration of manufacturing facilities and compliance with the U.S. Food and Drug Administration's Quality System Regulations. The U.S. Food and Drug Administration has adopted the ISO standards as the basis for its Quality System Regulations for the United States, and these standards went into full effect for U.S. manufacturers of medical devices in June 1998. We will also be subject to periodic on-site inspection from the U.S. Food and Drug Administration for compliance with such regulations.

   The U.S. Food and Drug Administration requires that all medical devices introduced to the market be preceded either by a premarket notification clearance order under Section 510(k) of the Federal Food, Drug & Cosmetics Act or an approved premarket approval application. A Section 510(k) premarket notification clearance order indicates U.S. Food and Drug Administration agreement with an applicant's determination that the product for which clearance has been sought is substantially equivalent to medical devices on the market prior to 1976 or has subsequently received clearance. The U.S. Food and Drug Administration requires a premarket approval when it has determined that a company must submit clinical trial data and manufacturing quality assurance information to prove that a product is safe and effective for its labeled indications. The process of obtaining Section 510(k) clearance through the U.S. Food and Drug Administration is targeted at 30 days but typically can take up to nine months, while the premarket approval process typically lasts more than a year.

   We received Section 510(k) clearance for a prototype of our SonoSite 1.0 platform in May 1998 for 10 clinical applications, based upon substantial equivalence to current ultrasound products being marketed by ATL Ultrasound. Based on advances we have made since that approval, we have applied for a new
Section 510(k) clearance for the commercial version of the SonoSite 1.0 product platform that covers enhanced performance features and one additional clinical application. We believe that any future generation hand-carried ultrasound product platforms will also require only Section 510(k) clearance. We design our products to comply with applicable electrical safety standards, such as those of Underwriters Laboratories and non-U.S. safety standards authorities.

   In order to market our product suites in those countries that are members of the European Union and the European Free Trade Association, we must obtain the conformite europeenne (CE) mark for these product suites. In addition to basic directives applicable to all products, our products are subject to the Medical Device Directive which requires us to receive a certification from an approved body that our product meets certain quality and safety standards. Examples of these standards include ISO 9001-1994 requirements and European Norm (EN) 46001-1997 requirements. We have applied for approval to affix the CE mark to our products and expect to receive approval in the third quarter of 1999. We will rely on ATL Ultrasound and their ISO-compliant manufacturing procedures to meet the ISO requirements for our products. We expect to comply with all EN certification requirements for our products. Individual members of the European Union and European Free Trade Association and other local governmental authorities in Europe may also require further premarket approvals for our products.

   Several countries have, in recent years, changed the electronic emission requirement that must be met by ultrasound equipment. We cannot assure you that we will be able to continue to respond to these continually changing regulatory requirements in a timely manner. Our regulatory compliance programs are being developed to encompass verification of our compliance with domestic and international standards for medical device design, manufacture, installation and servicing.

   While we anticipate receiving needed approvals in time for our current plans for product introduction, the process of obtaining regulatory approvals can be lengthy, expensive and uncertain. Failure to obtain the necessary clearances and approvals will delay marketing of our products. Failure to comply with U.S. Food and Drug Administration regulations and ISO quality requirements could result in sanctions being imposed, including shutting down our operations, restricting our marketing efforts or recalling our products. We cannot assure you that we will be able to obtain necessary regulatory approvals in the future. Delays or failures to receive such approvals, the loss of previously obtained approvals or failure to comply with regulatory requirements could have a material adverse effect on our business.

REIMBURSEMENT

   Physicians may seek reimbursement from third-party payors for all or some of the services they provide while using our products. In the United States, the third-party payors include Medicare, Medicaid and private health insurance plans. Reimbursement from these organizations is subject to the regulations and policies of governmental agencies and other third-party payors. For example, the Medicare program, which reimburses hospitals and physicians for services provided to a significant percentage of hospital patients, places certain limitations on the methods and levels of reimbursement of hospitals for procedure costs and for capital expenditures made to purchase equipment, such as the products we intend to sell. Currently, reimbursement is authorized for a number of the uses of our hand-carried ultrasound devices but not for all planned procedures for which our devices may be suitable.

   The Medicare program also limits the level of reimbursement to physicians for diagnostic tests. The state-administered Medicaid programs and private payors also place limitations on the reimbursement of both facilities and physicians for services provided in connection with diagnostic and clinical procedures. Reduced governmental expenditures in the United States and many other countries continue to put pressure on diagnostic procedure reimbursement. We cannot predict what changes may be forthcoming in these policies and procedures, or the effect of any such changes on our business.

   Third-party payors worldwide, including governmental agencies, are under increasing pressure to contain medical costs. Limits on reimbursement or other cost-containment measures imposed by third-party payors may adversely affect the financial condition and ability of hospitals and other users to purchase products, such as ours, by reducing funds available for capital expenditures or otherwise. We cannot forecast what additional legislation or regulation, if any, relating to the healthcare industry or third-party reimbursement may be enacted in the future or what effect such legislation or regulation would have on us.

EMPLOYEES

   As of December 31, 1998, we had 61 full-time employees. Of these employees, 37 were engaged in research and product development activities, 12 in sales and marketing activities and 12 in administrative capacities. We have never had a work stoppage and no employees are covered by collective bargaining agreements. We believe our employee relations are good.

FACILITIES

   Our principal offices are in approximately 20,000 square feet of leased space in Bothell, Washington. These facilities include approximately 5,000 square feet used for research and laboratory space with the remainder used for administrative offices. The facilities are leased through July 2003 with options to renew for two three-year terms. We believe that these facilities will be adequate to meet our needs through 1999 and that we will be able to find additional space for manufacturing and research and administrative offices as needed, without an adverse impact on our operations.

LEGAL PROCEEDINGS

   There are no suits or claims pending against us, nor are we aware of any threatened suits or claims.

                                   MANAGEMENT

Executive Officers, Key Employee and Directors

   Our executive officers, key employee and directors and their ages and positions as of December 31, 1998, are as follows:

             Name               Age                  Position
------------------------------- --- -------------------------------------------
Kirby L. Cramer................ 62  Chairman of the Board of Directors
Kevin M. Goodwin............... 41  President, Chief Executive Officer and
                                     Director
Allen W. Guisinger............. 56  Vice President--Global Education and
                                     Strategic Partnerships
David H. Gusdorf............... 44  Vice President--Marketing
Jens U. Quistgaard, Ph.D....... 35  Vice President--Product Development and
                                     Operations
Donald F. (Guy) Seaton III..... 41  Vice President--Business Development, Chief
                                     Financial Officer, Secretary and Treasurer
Douglas W. Tefft............... 52  Vice President--Global Distribution
Juin-Jet Hwang, Ph.D. ......... 51  Chief Technology Officer
Edward V. Fritzky(1)........... 48  Director
Steven R. Goldstein, M.D.(1)... 48  Director
William G. Parzybok, Jr.(2).... 56  Director
Jeffrey Pfeffer, Ph.D.(2)...... 52  Director
Dennis A. Sarti, M.D.(2)....... 56  Director
Jacques Souquet, Ph.D.(1)...... 51  Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Kirby L. Cramer has served as our Chairman of the Board of Directors since April 1998. Since 1991, Mr. Cramer has served as Chairman Emeritus of Hazleton Laboratories Corporation, a contract biological and chemical research laboratory, which was acquired by Corning Incorporated in 1987. Since 1993 he has also served as Chairman of Northwestern Trust Company. From 1987 to 1991, Mr. Cramer served as Chairman of Hazleton Laboratories Corporation. From 1968 to 1987, Mr. Cramer served as Chief Executive Officer of Hazleton Laboratories Corporation. In addition to the above, Mr. Cramer is a member of the boards of directors of Immunex Corporation, Unilab Corporation, The Commerce Bank of Washington, N.A., Landec Corporation and Ragen Mackenzie Group Incorporated. Mr. Cramer holds a B.A. degree from Northwestern University and an M.B.A. degree from the University of Washington, and is a graduate of the Harvard Business School's Advanced Management Program.

   Kevin M. Goodwin has served as our President, Chief Executive Officer and a director since April 1998. From February 1997 to April 1998, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound's Hand Held Systems Business Group. From August 1991 to February 1997, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound's businesses in Asia, the Pacific and Latin America. From 1987 to August 1991, Mr. Goodwin served in a variety of sales positions at ATL Ultrasound. From 1980 to 1987, Mr. Goodwin served in various management positions with American Hospital Supply, Picker International and Baxter Healthcare Corporation. Mr. Goodwin holds a degree in business administration from Monmouth College, with an emphasis on hospital management, and attended the Executive Program at the Stanford Graduate School of Business.

   Allen W. Guisinger has served as our Vice President--Global Education and Strategic Partnerships since November 1998. From January 1993 to November 1998, he operated Marketek Professional Services, a strategic consulting business for high-technology companies, during which time he served as a consultant for ATL Ultrasound and SonoSite. From January 1986 to December 1992, he served as Vice President of Sales and Marketing of ATL Ultrasound, except during 1990, when he served as President of ATL Ultrasound. From December 1982 to January 1985, he served as Director of Marketing of Johnson & Johnson Ultrasound, a subsidiary of Johnson & Johnson. From December 1981 to November 1982, he served as Senior Product Manager for ADR, Inc., an ultrasound equipment manufacturer. Mr. Guisinger holds a B.S. degree from Kansas State University and an M.B.A. degree from City University in Seattle, Washington.

   David H. Gusdorf has served as our Vice President--Marketing since May 1998. From July 1996 to April 1998, Mr. Gusdorf served as Vice President of Worldwide Marketing of Chiron Diagnostics, Inc., a critical care diagnostics company. From January 1990 to July 1996, Mr. Gusdorf worked for Johnson & Johnson, during which time he served as Director of Marketing. He holds B.A. and M.B.A. degrees from San Jose State University.

   Jens U. Quistgaard, Ph.D., has served as our Vice President--Product Development and Operations since April 1998. From February 1997 to April 1998, Dr. Quistgaard served as Executive Director of Product Generation of ATL Ultrasound's Hand Held Systems Business Group. From July 1995 to January 1997, Dr. Quistgaard served as Chief of the Senior Technology Staff of ATL Ultrasound. He joined ATL Ultrasound in 1990 as a senior engineer. Dr. Quistgaard holds a B.S. degree in mathematics and computational sciences from Stanford University, and a Ph.D. degree in electrical engineering from the University of Washington.

   Donald F. (Guy) Seaton III has served as our Vice President--Business Development, Chief Financial Officer and Treasurer since June 1998 and Secretary since December 1998. From April 1994 to June 1998, Mr. Seaton served as Vice President, Finance, Chief Financial Officer and Secretary of InControl, Inc., a developer of implantable atrial defibrillators. From January 1993 to March 1994, Mr. Seaton worked for Interpoint Corporation, a microelectronics company, serving as Vice President of Business Development and Administration from January to March 1994. Mr. Seaton holds a B.A. degree from Stanford University and an M.B.A. degree from the University of Chicago.

   Douglas W. Tefft has served as our Vice President--Global Distribution since May 1998. From December 1991 to May 1998, Mr. Tefft served as Director of Latin American Operations of ATL Ultrasound. From October 1988 to December 1991, Mr. Tefft served as Director of Finance of ATL Ultrasound. He holds B.A. and M.B.A. degrees from the University of Washington.

   Juin-Jet Hwang, Ph.D., has served as our Chief Technology Officer since April 1998. From October 1995 to April 1998, Dr. Hwang served as Chief Scientist of the Hand Held Systems Business Group at ATL Ultrasound. From 1985 to October 1995, he served in a variety of positions with ATL Ultrasound. Dr. Hwang holds a B.S. degree from Chen Kung University, an M.S. degree from the National Taiwan University and a Ph.D. degree from the University of Tennessee.

   Edward V. Fritzky has served as a director of SonoSite since April 1998. Mr. Fritzky has served as Chairman of the Board and Chief Executive Officer of Immunex Corporation, a biotechnology company, since January 1994. From 1992 to 1994, he served as President of Lederle Laboratories, a division of American Cyanamid Company. Mr. Fritzky was Vice President of Lederle Laboratories from 1989 to 1992. Prior to joining Lederle Laboratories, he was an executive at Searle Pharmaceuticals, Inc., a subsidiary of the Monsanto Company. During his tenure at Searle, Mr. Fritzky was Vice President, Marketing for the United States and later President and General Manager of Searle Canada, Inc. and Lorex Pharmaceuticals, a joint venture company. Mr. Fritzky also serves on the board of directors of Geron Corporation, a biopharmaceutical company. Mr. Fritzky holds a B.A. degree from Duquesne University and is a graduate of the Advanced Executive Program at the J.L. Kellogg Graduate School of Management at Northwestern University.

   Steven R. Goldstein, M.D., has served as a director of SonoSite since April 1998. Since July 1995, he has served as Professor of Obstetrics and Gynecology at New York University School of Medicine. Since July 1980, Dr. Goldstein has held various positions as a doctor of Obstetrics and Gynecology at New York University Medical Center, serving as Director of Gynecological Ultrasound since 1994, and as Co-director of Bone Densitometry for the Department of Obstetrics and Gynecology since 1997. Dr. Goldstein holds an M.D. degree from New York University School of Medicine and completed his residency in Obstetrics and Gynecology at New York University-affiliated hospitals in 1980.

   William G. Parzybok, Jr., has served as a director of SonoSite since May 1998. From February 1991 to July 1998, Mr. Parzybok was Chairman of the Board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments. From 1988 to 1991, he served as Vice President and General Manager of the Engineering Applications Group of Hewlett-Packard Company, a computer products manufacturer. Mr. Parzybok is a director of Penford Corporation and WRQ, Inc. Mr. Parzybok holds B.S. and M.S. degrees from Colorado State University.

   Jeffrey Pfeffer, Ph.D., has served as a director of SonoSite since April 1998. He is the Thomas D. Dee Professor of Organizational Behavior at the Graduate School of Business at Stanford University, where he has been a faculty member since 1979. He has also served on the faculty at the University of Illinois and the University of California at Berkeley, and has served as the Thomas Henry Carroll-Ford Foundation Visiting Professor of Business Administration at Harvard Business School. Dr. Pfeffer is a member of the boards of directors and compensation committees of Portola Packaging, Inc. and Resumix, Inc. Dr. Pfeffer holds B.S. and M.S. degrees from Carnegie Mellon University and a Ph.D. degree from Stanford University.

   Dennis A. Sarti, M.D., has served as a director of SonoSite since July 1998. Since October 1993, Dr. Sarti, a radiologist, has served as Chairman of the Department of Medical Imaging at St. John's Health Center in Santa Monica, California. Since April 1994, he has also served as director of the Technology Steering Committee for St. John's Health Center. From July 1978 to July 1986, Dr. Sarti served as the Director of Diagnostic Ultrasound at the U.C.L.A. School of Medicine. Dr. Sarti holds a B.S. degree from St. Vincent's College and an M.D. degree from the University of Pittsburgh School of Medicine.

   Jacques Souquet, Ph.D., has served as a director of SonoSite since March 1998. Dr. Souquet has served as Chief Technology Officer and Senior Vice President for Product Generation of ATL Ultrasound since June 1993. From March 1989 to June 1993, Dr. Souquet served as Director of Strategic Marketing and Product Planning and Vice President for Product Generation of ATL Ultrasound. He joined ATL Ultrasound in August 1981 as a principal scientist in the cardiology division. Dr. Souquet received a High Engineering Degree from Ecole Superieure d'Electricite of Paris, France, a Ph.D. degree from Orsay University of France in the field of optical memory, and a second Ph.D. degree from Stanford University in the field of new acoustic imaging techniques for medical ultrasound applications and nondestructive testing.

   There are no family relationships among any of our directors or executive officers. All directors hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified or until their earlier resignation or removal. Executive officers are appointed to serve at the discretion of the Board of Directors.

Committees of the Board of Directors

   The Compensation Committee currently consists of Mr. Parzybok (chairman), Dr. Pfeffer and Dr. Sarti. The Compensation Committee's responsibilities include:

  . establishing salaries, incentives and other forms of compensation for our directors and officers;

  . administering our incentive compensation and benefits plans; and

  . recommending policies relating to such incentive compensation and benefits plans.

   The Audit Committee consists of Mr. Fritzky (chairman), Dr. Souquet and Dr. Goldstein. The Audit Committee's responsibilities include:

  . facilitating our relationship with independent auditors;

  . reviewing and assessing the performance of our accounting and finance personnel;

  . communicating to the Board the results of work performed by and issues raised by our independent auditors and legal counsel; and

  . evaluating our management of assets and reviewing policies relating to asset management.

Director Compensation

   Directors who are employees of SonoSite do not receive any fee for their services as directors. Directors who are not employees of SonoSite are paid an annual retainer of $16,000, plus $1,000 for each sequence of Board of Directors and committee meetings attended. Any nonemployee director serving as Chairman of the Board is paid an additional $75,000 per year. Each nonemployee director not serving as our Chairman of the Board receives an option to purchase 10,000 shares of our common stock on the date of his or her first Board meeting upon first election to our Board, and a subsequent annual stock option grant to purchase 5,000 shares of our common stock. Any nonemployee director serving as Chairman of the Board receives an option to purchase 25,000 shares of our common stock upon first election to the position of Chairman of the Board, and a subsequent annual stock option grant to purchase 10,000 shares of our common stock for each successive year of service in this position. See "--Employee Benefit Plans and Agreements." We also reimburse directors for reasonable expenses they incur in attending meetings of the Board.

Director and Officer Indemnification and Liability

   Our restated articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to this Act, no director shall be personally liable to us or to our shareholders for monetary damages resulting from his or her conduct as a director of SonoSite, except liability for

  . acts or omissions involving intentional misconduct or knowing violations of law;

  . unlawful distributions; or

  . transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

   Our restated articles also provide that we shall indemnify any individual made a party to a proceeding because that individual is or was a director or officer of SonoSite and shall advance or reimburse reasonable expenses incurred by such individual in advance of the final disposition of the proceeding to the full extent permitted by applicable law. Any repeal of or modification to our restated articles may not adversely affect any right of a director of SonoSite who is or was a director at the time of such repeal or modification. To the extent the provisions of our restated articles provide for indemnification of directors for liabilities arising under the Securities Act of 1933, as amended, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

   We also maintain a liability insurance policy which provides that our directors and officers may be indemnified against liability they may incur for serving in their capacities as directors and officers of SonoSite. We believe that the limitation of liability provision and indemnification provisions in our restated articles, together with our liability insurance policy, will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of SonoSite.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers serves as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of our Compensation Committee or Board.

Executive Compensation

   Summary Compensation Table. The following table sets forth information regarding compensation paid to our Chief Executive Officer and our three other most highly compensated executive officers for the year ended December 31, 1998 (the named executive officers).

                           Summary Compensation Table

                               Annual            Long-Term
                            Compensation    Compensation Awards
                         ------------------ -------------------
                                               Common Stock
   Name and Principal                           Underlying         All Other
        Position         Salary($) Bonus($)     Options(#)      Compensation($)
------------------------ --------- -------- ------------------- ---------------
Kevin M. Goodwin(1)..... $160,096       --        152,082           $4,503
 President and Chief
  Executive Officer
David H. Gusdorf(2).....  104,615   $5,000         60,000            4,831
 Vice President--
  Marketing
Jens U. Quistgaard(3)...  106,731       --         85,137            5,476
 Vice President--Product
 Development and
 Operations
Donald F. (Guy) Seaton
 III(4).................  100,385       --         75,000            3,784
 Vice President--
 Business Development,
 Chief Financial
 Officer, Treasurer and
 Secretary

--------
(1) Salary represents compensation received from SonoSite from April 6, 1998. All Other Compensation represents $3,830 in employer-matching contributions made to the SonoSite 401(k) Retirement Savings Plan and group term life premiums of $673 paid by SonoSite.
(2) Salary represents compensation received from SonoSite from May 11, 1998. All Other Compensation represents $4,606 in employer-matching contributions made to the SonoSite 401(k) Retirement Savings Plan and group term life premiums of $225 paid by SonoSite.
(3) Salary represents compensation received from SonoSite from April 6, 1998. All Other Compensation represents $4,803 in employer-matching contributions made to the SonoSite 401(k) Retirement Savings Plan and group term life premiums of $673 paid by SonoSite.
(4) Salary represents compensation received from SonoSite from June 1, 1998. All Other Compensation represents $3,514 in employer-matching contributions made to the SonoSite 401(k) Retirement Savings Plan and group term life premiums of $270 paid by SonoSite.

   Option Grants in Last Fiscal Year. The following table sets forth information regarding stock options granted to our named executive officers during the year ended December 31, 1998.

                                     Individual Grants               Potential Realizable
                         -------------------------------------------   Value at Assumed
                         Number of    % of Total                     Annual Rates of Stock
                         Securities    Options   Exercise             Price Appreciation
                         Underlying   Granted to  Price                for Option Term(2)(3)
                          Options     Employees    Per    Expiration ---------------------
          Name           Granted(#)   in 1998(1) Share($)    Date      5%($)     10%($)
------------------------ ----------   ---------- -------- ---------- ---------------------
Kevin M. Goodwin........  100,000        8.4%    $6.9375   06/08/08  $ 436,296 $ 1,105,659
                           50,000        4.2%     6.9375   06/08/08    218,148     552,829
                              416(4)       *      3.3640   05/05/04        880       2,230
                              416(4)       *      3.3910   02/17/05        887       2,248
                            1,250(4)     0.1%     6.9440   05/08/06      5,459      13,834
David H. Gusdorf........   60,000        5.1%     6.9375   06/08/08    261,777     663,395
Jens U. Quistgaard......   85,000        7.2%     6.9375   06/08/08    370,851     939,810
                               37(4)       *      5.0730   01/08/06        118         299
                              100(4)       *      6.9440   05/08/06        437       1,107
Donald F. (Guy) Seaton
 III....................   75,000        6.3%     6.9375   06/08/08    327,222     829,244

--------
*  Less than 0.1%.
(1) Based on a total of 1,184,430 options granted to employees during 1998.
(2) The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices.
(3) The increase in the market value of the holdings of all of our shareholders, over a 10-year period based on 4,872,193 shares of common stock issued and outstanding as of December 31, 1998, at assumed annual rates of appreciation of 5% and 10% from a base price of $10.38 per share (the closing market price as of December 31, 1998), would be $31,789,996 and $80,562,091, respectively.
(4) These grants were made pursuant to option adjustments in connection with the spinoff from ATL Ultrasound. See "--Employee Benefit Plans and Agreements--Adjustment Plan."

   Option Exercises and Year-End Values. The following table sets forth information as of December 31, 1998 regarding in-the-money SonoSite options held by the named executive officers in 1998.

                                   Number of
                             Securities Underlying     Value of Unexercised
                            Unexercised Options at    In-The-Money Options at
                             December 31, 1998(#)     December 31, 1998($)(1)
                           ------------------------- -------------------------
           Name            Exercisable Unexercisable Exercisable Unexercisable
-------------------------- ----------- ------------- ----------- -------------
Kevin M. Goodwin..........     832        151,250      $4,344      $521,392
David H. Gusdorf..........      --         60,000          --       206,250
Jens U. Quistgaard........      62         85,075         235       292,492
Donald F. (Guy) Seaton
 III......................      --         75,000          --       257,813

--------
(1) Amounts represent the aggregate number of the outstanding options multiplied by the difference between the closing price of our common stock as reported on the Nasdaq National Market on December 31, 1998 ($10.38 per share), minus the exercise price of such options.

Employee Benefit Plans and Agreements

   Amended and Restated 1998 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan. We have adopted the Amended and Restated 1998 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan to attract and retain the services of employees, consultants, directors and independent contractors selected by our Compensation Committee and to encourage such persons to acquire and maintain stock ownership in SonoSite. Options, stock appreciation rights, stock grants and performance units may be issued under the plan.

   We have reserved 1,000,000 shares of our common stock for issuance under the plan. Our Board has approved an increase of 500,000 shares of common stock for issuance under the plan, subject to shareholder approval. As of December 31, 1998, options to purchase 997,000 shares of common stock were outstanding under the plan with exercise prices ranging from $4.94 to $10.00 per share and no options had been exercised. As of December 31, 1998, the only type of awards issued under the plan has been options. Each option expires no more than ten years after the date of grant.

   The plan is administered by our Compensation Committee, which has the authority to select the individuals to receive awards and to establish the terms and conditions of each award. In the event of certain corporate transactions, participants have the right to exercise their options, whether or not the vesting requirements of the option have been met. In lieu of this right, participants have the right, subject to some limitations, to elect, within 90 days after a corporate transaction, to receive in cash the difference between the option's value (as defined in the plan) and the option's exercise price. The Compensation Committee will make proportionate adjustments to the aggregate number of shares issuable under the plan and to outstanding awards in the event of stock splits or other capital adjustments.

   1998 Nonofficer Employee Stock Option Plan. We have adopted the 1998 Nonofficer Employee Stock Option Plan. Under this plan, nonqualified stock options may be granted to our nonofficer employees. Nonqualified stock options are options that are not intended to qualify as "incentive stock options" under
Section 422 of the Internal Revenue Code.

   The Compensation Committee administers the plan and has the authority to select individuals to receive options under the plan and to determine the terms and conditions of each option granted, including the number of shares subject to an option, the option's exercise price (which must be at least equal to the fair market value of the common stock on the date of grant), the vesting provisions and the option term. Each option expires no more than ten years after the date of grant. Our Board may also designate a senior executive officer who can grant options under the plan, within limits set by the Board.

   Our Board has reserved a total of 600,000 shares of common stock for issuance under the plan. As of December 31, 1998, options to purchase 95,365 shares of common stock were outstanding with exercise prices ranging from $10.00 to $12.78 per share and no options had been exercised.

   In the event of certain corporate transactions described in the plan, including a merger, reorganization or sale of substantially all our assets, participants will have the right to exercise their options during the remaining term of the option, whether or not the vesting requirements of the option have been met. In lieu of this right, participants have the right, subject to some limitations, to elect, within 90 days after a corporate transaction, to receive in cash the difference between the option's value (as defined in the plan) and the option's exercise price. The Compensation Committee will appropriately adjust the aggregate number of shares issuable under the plan and all outstanding options in the event of stock splits or other capital adjustments.

   Nonemployee Director Stock Option Plan. We have adopted the Nonemployee Director Stock Option Plan to attract and retain the services of experienced and knowledgeable nonemployee directors and to provide an incentive for such directors to increase their proprietary interests in our long-term success and progress. The plan authorizes a total of 125,000 shares of our common stock for stock option grants, subject to certain adjustments for reclassifications, reorganizations and similar corporate transactions. As of December 31, 1998, options to purchase 85,000 shares of our common stock were outstanding under the plan with exercise prices ranging from $6.94 to $7.11 per share, and no options had been exercised. Once we have granted options for all the shares authorized under this plan, all future option grants to directors will be made under the Amended and Restated 1998 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan, subject to the same terms and conditions as this plan. The plan is administered by our Board, which may amend, terminate or suspend the plan at any time, subject to applicable law.

   Under the plan, each nonemployee director automatically receives an option to purchase 10,000 shares of our common stock on the date of his or her first SonoSite Board meeting. Each nonemployee director thereafter receives an option to purchase 5,000 shares of our common stock on the anniversary date of the initial grant for as long as the director serves on our Board. In lieu of these grants, a nonemployee director elected as Chairman of the Board will receive, upon his or her initial election to this position, an option to purchase 25,000 shares of our common stock. The Chairman will thereafter automatically receive an option to purchase 10,000 shares of our common stock on the anniversary date of the first Chairman grant as long as the director serves in that position.

   All options have an exercise price equal to the fair market value of the common stock on the date of grant. Options vest 12 months after the date of grant, assuming a director's continued service on our Board during this time. Options expire on the tenth anniversary of the date of grant, subject to earlier termination if a director ceases to be a director.

   Immediately prior to certain corporate transactions, including a merger, consolidation, liquidation or similar reorganization of SonoSite, an option granted under the plan may be exercised regardless of whether the vesting schedule for the option has been satisfied.

   Management Incentive Compensation Plan. We have adopted the Management Incentive Compensation Plan as an additional incentive for certain officers and other employees selected by our Compensation Committee. Our Compensation Committee administers this plan. The Compensation Committee has authority to determine the total amount available for awards under this plan, the eligible employees to receive awards, and the amount, terms, form and time of payment of each award. As of December 31, 1998, options to purchase 100,000 shares have been issued under this plan and no options have been exercised. No additional shares remain available for issuance under this plan.

   Awards may be made in cash, common stock or stock options, as determined by our Compensation Committee. Awards granted may be paid immediately, or in up to 20 annual installments on a deferred basis, all as determined by the Compensation Committee. Although final authority to determine how and when an award is to be paid rests entirely with the Compensation Committee, the Compensation Committee may permit eligible employees, not later than six months prior to the end of any fiscal year, to express their preferences as to the form and timing of awards to be granted by the Compensation Committee with respect to such year.

   Adjustment Plan. We adopted the Adjustment Plan to administer restricted stock awards and stock option grants for our common stock in connection with our spinoff from ATL Ultrasound. Pursuant to the spinoff and in connection with an employee benefits agreement with ATL Ultrasound, each outstanding unexercised option to purchase ATL Ultrasound common stock held by ATL Ultrasound option holders on March 30, 1998, was adjusted to provide options to purchase our common stock and ATL Ultrasound common stock. These option adjustments were intended to provide each optionee with the same "intrinsic value" in the adjusted options as represented by the original ATL Ultrasound stock options immediately prior to April 6,

1998. The number of shares covered by such adjusted options and the respective option exercise prices were based upon:

  . the exercise price of the original ATL Ultrasound options;

  . the relative market prices of SonoSite and ATL Ultrasound common stock immediately before and after April 6, 1998; and

  . an adjustment ratio of one SonoSite stock option for every six shares covered by the original ATL Ultrasound stock options.

   Also in connection with the spinoff, each holder of ATL Ultrasound restricted stock awards that were outstanding as of the close of business on March 30, 1998 was entitled to participate in the distribution of SonoSite common stock in connection with the spinoff even though such award had not yet vested. Accordingly, each holder of restricted ATL Ultrasound restricted stock awards received an award of three shares of restricted SonoSite common stock for every one share of restricted ATL Ultrasound common stock.

   The Adjustment Plan covers these issuances of options and awards of restricted stock. As of December 31, 1998, options to purchase 270,453 shares of our common stock were outstanding under this plan, with exercise prices ranging from $1.64 to $9.82 per share, and options for 2,015 shares had been exercised. As of December 31, 1998, there were 60,930 shares of unvested restricted stock subject to this plan. Only individuals who held ATL Ultrasound options or restricted stock at the time of the spinoff received options or restricted stock under this plan. The terms of this plan are substantially the same as those of the ATL Ultrasound 1992 Option, Restricted Stock, Stock Grant, Stock Appreciation Right and Performance Unit Plan and the ATL Ultrasound 1992 Nonofficer Employee Stock Plan, the plans under which substantially all of the adjusted ATL Ultrasound options were granted. No additional options will be granted, and no additional restricted stock awards will be made, under the Adjustment Plan.

   The plan is administered by our Compensation Committee, which has the authority to interpret and make the rules and determinations necessary for the plan's administration. The exercise price for options may be paid in cash or, if the Compensation Committee permits, in shares of our common stock previously held by an optionee or through a broker-assisted cashless exercise. In the event of certain corporate transactions, optionees will have the right to exercise their options, whether or not the vesting requirements of the options have been met. In lieu of this, after a change of control, certain optionees may elect to receive in cash the difference between the value of the common stock (as defined in the plan) and the option's exercise price. The Compensation Committee will proportionately adjust the number of shares subject to outstanding awards in the event of stock splits or other capital adjustments.

 401(k) Retirement Savings Plan

   We maintain a 401(k) Retirement Savings Plan to provide eligible employees with a tax preferential savings and investment program. Eligible employees may contribute up to 16% of their base compensation and commissions to this plan on a before-tax or after-tax basis. Pre-tax contributions are limited to $10,000 per calendar year (or any greater amount permitted by Section 402(g) of the Internal Revenue Code). We match 100% on the first 3% of an employee's contributions, and 50% on the next 3% of contributions. Matching contributions vest at the rate of 20% per year of service. For vesting purposes, an employee who formerly worked for ATL Ultrasound receives credit for years of service with ATL Ultrasound. Funds contributed by each employee are invested, at the employee's election, in one or several diversified equity funds, a fixed income fund, or a combination of these types of funds. Merrill Lynch Trust Company is the administrator and trustee of this plan.

 Change-in-Control Agreements

   We have entered into change-in-control agreements with Messrs. Goodwin, Guisinger, Gusdorf, Seaton and Tefft and Dr. Quistgaard, our executive officers. These agreements, which are substantially similar to each other, provide that, in the event of a change in control of SonoSite, the executive will receive an annual base salary that is no less than the annual base salary in effect immediately before the change in control, and an annual bonus equal to at least the average of the three annual bonuses paid to the executive in the three years prior to the change in control. The agreements also provide that the executive will be entitled to continue participating in our employee benefits plans and welfare benefits plans or programs if there is a change in control. The agreements also generally provide that we must make severance payments following and as a result of a change in control equal to two times the sum of the executive's annual base salary in effect at the time of a change in control. We must also make an additional payment equal to the executive's bonus for the fiscal year ended immediately prior to the change in control, or, if no bonus was paid in the prior year, an additional payment of 10% of base salary. The agreements also provide for payments to the executive if the executive suffers a disability while employed by us, and provides for payments to the executive's estate if the executive dies while employed by us. We have entered into substantially similar agreements with several of our key engineers.

                              CERTAIN TRANSACTIONS

Relationship With ATL Ultrasound

   One of our directors, Jacques Souquet, is currently an executive officer of ATL Ultrasound. In connection with our spinoff from ATL Ultrasound, ATL Ultrasound made a capital contribution of its cumulative advances to us of approximately $10.6 million and agreed to contribute $30.0 million of cash to us for working capital and other purposes. ATL Ultrasound made this contribution in two payments. The first payment of $18.0 million was made on April 6, 1998, and the second payment of $12.0 million was made on January 15, 1999. Also in connection with the spinoff, we entered into the following agreements with ATL Ultrasound that govern our relationship and provide for the allocation of certain liabilities and obligations arising from periods prior to the spinoff:

   Distribution Agreement. We entered into a distribution agreement with ATL Ultrasound, which generally provides for the manner of effecting the spinoff transaction, and addresses certain indemnification rights and procedures, access to books and records, tax liabilities, noncompetition and confidentiality obligations and insurance matters. Under this agreement, we agreed to carry out the remaining responsibilities of ATL Ultrasound under its collaborative and development agreement with the U.S. Office of Naval Research.

   Technology Transfer and License Agreement. We have entered into a technology transfer and license agreement with ATL Ultrasound, as amended, under which we take ownership of certain handheld ultrasound technology developed by ATL Ultrasound, including patent rights that have been established or are being pursued for that technology. We also receive a nonexclusive license to use any other ATL Ultrasound technology in existence or developed during the period ending three years after April 6, 1998 in its handheld ultrasound products. This license bears a royalty equivalent to a percentage of the worldwide net revenues from the sales of specified handheld ultrasound products that use ATL technology. A lump-sum payment in the amount of $150 million is due to ATL Ultrasound as a license fee if we are acquired by another entity during the five-year period beginning April 6, 1998. If, during the next ensuing three-year period, we are acquired by an entity engaged in the medical diagnostic imaging business (with some exceptions), a lump-sum license fee of $75 million is due to ATL Ultrasound.

   The technology transfer and license agreement includes a cross-license with ATL Ultrasound whereby ATL Ultrasound has the right to use certain SonoSite technology in existence or developed before April 6, 2001. We have also agreed with ATL Ultrasound that, until April 6, 2003, we will not use specified ATL Ultrasound technology to develop, manufacture or sell certain ultrasound devices weighing more than 15 pounds, and ATL Ultrasound will not develop, manufacture or sell certain ultrasound devices that weigh 15 pounds or less. After April 6, 2003, each party's ongoing obligation with respect to the technology of the other will be to respect the patent and copyright rights of the other, although we will retain a license to use the previously licensed ATL Ultrasound technology for ultrasound devices weighing 15 pounds or less, and ATL Ultrasound will retain a license to use our previously licensed technology for ultrasound devices weighing over 15 pounds.

   OEM Supply Agreement. We entered into an OEM supply agreement with ATL Ultrasound, as amended, under which we have the option to have handheld ultrasound products and subassemblies manufactured exclusively for us by ATL Ultrasound in accordance with our specifications for a period of up to five years from April 6, 1998. Upon mutual agreement on production timing and costs, ATL Ultrasound will supply us with the specified items at ATL Ultrasound's cost during an initial period following April 6, 1998, and at ATL Ultrasound's cost plus a premium after the initial period through the fifth year. We will bear any nonrecurring engineering costs and capital expenditures associated with such manufacture. We have the right to terminate this agreement upon 180 days' notice, in which case ATL Ultrasound will assist us in the transfer of the manufacturing function to us or another supplier designated by us.

   Service Agreements. To ensure an orderly transition following the spinoff, ATL Ultrasound has agreed to provide to us at our expense for limited periods of time ranging up to five years, but only as may be requested by us, a number of services, including financial, human resource, engineering, information, facilities and regulatory services. Pursuant to an engineering service agreement, we pay ATL Ultrasound for engineering services rendered in amounts which are intended to compensate ATL Ultrasound for its out-of-pocket expenses (including the salaries, benefit and overhead expenses of the ATL Ultrasound employees providing such services) and for a markup of 20%. We also pay for capital equipment to supply the engineering services requested by us, and take ownership of such capital equipment at the cessation of ATL Ultrasound's provision of the engineering services. ATL Ultrasound may adjust such prices periodically in line with its own periodic redetermination of the cost to ATL Ultrasound of such services. We may discontinue any of the engineering services covered by the engineering service agreement on 90 days' prior written notice to ATL Ultrasound. Also, in the event of any dispute over the engineering services or the manner in which they are performed by ATL Ultrasound, we may terminate the engineering service agreement. ATL Ultrasound has the right in certain circumstances to terminate the engineering service agreement on 90 days' notice. ATL Ultrasound is offering these services for five years following April 6, 1998. Engineering services after the fifth year will be at the mutual consent of ATL Ultrasound and SonoSite. In addition, ATL Ultrasound has agreed to provide other services, such as regulatory support and advisory services, on substantially similar terms as the engineering service agreement.

   Employee Benefits Agreement. We entered into an employee benefits agreement with ATL Ultrasound to provide for the adjustment of existing ATL Ultrasound stock options, restricted stock awards and other employee benefits and to address other employee and employee benefits matters in connection with the spinoff from ATL Ultrasound. As of December 31, 1998, minimum services were required under this agreement.

Change-in-Control Agreements With Our Executive Officers

   We have entered into change-in-control agreements with Messrs. Goodwin, Guisinger, Gusdorf, Seaton and Tefft, and Dr. Quistgaard, our executive officers.

   We believe that the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Any future transactions between us and our officers, directors, principal shareholders and their affiliates will be subject to approval by a majority of our Board of Directors, including a majority of our independent and disinterested directors, and will be on terms that we believe are no less favorable to us than would be available from independent third parties.

                             PRINCIPAL SHAREHOLDERS

   The following table summarizes information regarding the beneficial ownership of our outstanding common stock as of December 31, 1998 for (1) each person or group that we know owns more than 5% of our common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our directors and executive officers as a group.

   Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and include shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. The following officers and directors can be reached at our principal offices.

                                                            Percent of Shares
                                                           Beneficially Owned
                                                          --------------------
                                        Number of Shares  Prior to     After
Name and Address of Beneficial Owner   Beneficially Owned Offering   Offering
------------------------------------   ------------------ ---------  ---------
WM Advisors, Inc.(1) .................      539,671           11.1%       7.3%
 1201 Third Avenue, Suite 1400
 Seattle, WA 98101
Wisconsin Investment Board(2) ........      422,944            8.7        5.7
 121 East Wilson Street
 Madison, WI 53702
Kirby L. Cramer(3)....................       31,832             *          *
Dennis A. Sarti, M.D.(4)..............       20,000             *          *
Douglas W. Tefft(5)...................       16,469             *          *
Jacques Souquet, Ph.D.(6) ............       22,011             *          *
Kevin M. Goodwin(7)...................       13,248             *          *
Jeffrey Pfeffer, Ph.D.(8) ............        5,800             *          *
Allen W. Guisinger(9).................        4,500             *          *
Donald F. (Guy) Seaton III............        4,000             *          *
William G. Parzybok, Jr...............        3,000             *          *
Edward V. Fritzky.....................        1,000             *          *
Jens U. Quistgaard, Ph.D.(10).........           74             *          *
Steven R. Goldstein, M.D. ............           33             *          *
David H. Gusdorf .....................           --            --         --
All directors and executive officers
 as a group
 (13 persons)(11).....................      121,967            2.5%       1.7%

--------
  *  Less than one percent.
 (1) Based on publicly available information as of January 5, 1999.
 (2) Based on publicly available information as of February 1, 1999.
 (3) Includes 2,832 shares subject to options exercisable within 60 days of December 31, 1998.
 (4) Represents 20,000 shares held by Dr. Sarti indirectly through a 401(k) plan. Dr. Sarti and his spouse share voting and dispositive power over these shares.
 (5) Includes 1,082 shares subject to options exercisable within 60 days of December 31, 1998.
 (6) Includes 6,288 shares subject to options exercisable within 60 days of December 31, 1998.
 (7) Includes 1,248 shares subject to options exercisable within 60 days of December 31, 1998.
 (8) Mr. Pfeffer and his spouse share voting and dispositive power over these shares.
 (9) Includes 500 shares subject to options exercisable within 60 days of December 31, 1998.
(10) Represents 74 shares subject to options exercisable within 60 days of December 31, 1998.
(11) Includes 12,024 shares subject to options exercisable within 60 days of December 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue up to 50,000,000 shares of common stock, $0.01 par value per share, and 6,000,000 shares of preferred stock, $1.00 par value per share. The following summary of certain provisions of the common stock and preferred stock highlights certain provisions of our restated articles of incorporation and certain provisions of applicable law. The summary is not complete and may not contain all the information you should consider before investing in our common stock. You should read carefully our restated articles, which are included as an exhibit to the Registration Statement, of which this prospectus is a part.

Common Stock

   As of December 31, 1998, there were 5,766 shareholders of record of our common stock, and 4,872,193 shares of common stock were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the Board of Directors declares out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued following this offering will be fully paid and nonassessable.

Preferred Stock

   Our Board is authorized to issue shares of preferred stock in one or more series and to set the number of shares constituting any such series, the voting powers, if any, and the designations, preferences and relative, participating, optional or special rights, and qualifications, limitations or restrictions, including the rate or rates at which dividends will be payable; whether and on what terms the shares constituting any series will be redeemable, subject to sinking fund provisions, or convertible or exchangeable into other securities of SonoSite; and the liquidation preferences, if any, of such series, without any further vote or action by the shareholders. Thus, any series may, if so determined by our Board of Directors, have full voting rights with our common stock or limited voting rights, be convertible into or exchangeable for our common stock or another security of SonoSite, be redeemable, carry the right to specified participating dividends, which may be fixed or adjustable and which may be cumulative, and have such other relative rights, preferences and limitations as our Board may determine. Issuance of authorized but unissued shares of our common stock or preferred stock (including upon conversion of any convertible preferred stock) could cause a dilution of the book value of our common stock and (in the case of our common stock and preferred stock with voting rights) would dilute the voting power of our then-current shareholders. We do not anticipate that any shares of preferred stock will be outstanding at the time of this offering.

Series A Participating Cumulative Preferred Stock

   Our Board has created a series of preferred stock designated Series A Participating Cumulative Preferred Stock, par value $1.00 per share (participating preferred shares). The number of shares that currently constitute this series is 500,000. Pursuant to a Rights Agreement dated as of April 6, 1998 that we entered into with First Chicago Trust Company of New York, holders of shares of our common stock hold rights to purchase participating preferred shares, exercisable only in certain circumstances. These rights have certain antitakeover effects. They will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on substantially all these rights being acquired, and generally will make a hostile takeover attempt prohibitively expensive for the potential acquiror. The rights will not interfere with any merger or other business combination approved by our Board because our Board may, at its option, at any time prior to an attempted takeover, as described below, redeem all, but not less than all, of the then outstanding rights at the price of $.01 per right.

   These rights, when they become exercisable as described below, entitle the registered holder to purchase one one-hundredth of a share of participating preferred shares at a purchase price of $36.80, which is subject to adjustment as provided in the rights agreement. The participating preferred shares issuable upon exercise of these rights are not redeemable. Initially, these rights are not exercisable and are transferable only with our common stock. In addition, until the rights become exercisable, expire or are redeemed, all further issuances of our common stock, including common stock issuable upon the exercise of outstanding options, include issuances of these rights. The rights have no voting rights or dividends rights until they are exercised.

   Upon exercise of the rights, each participating preferred share is entitled to a minimum preferential quarterly dividend payment of $0.01 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock, if any. In the event of dissolution, liquidation or winding up of SonoSite, whether voluntary or involuntary, the holders of these shares will be entitled to a minimum preferential payment of $0.01 per share, but will be entitled to an aggregate preferential payment of 100 times the payment made per share of our common stock. Each participating preferred share will have 100 votes, voting together with our common stock. In the event of any merger, business combination, consolidation or other transaction in which our common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of our common stock. Because of the nature of these dividend, liquidation and voting rights, the value of the one one-hundredth interest in a participating preferred share issuable upon exercise of such rights should approximate the value of one share of our common stock. Customary antidilution provisions protect that relationship in the event of certain changes in our common stock and the participating preferred shares.

   Until the earlier of (1) such time that we learn that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock and (2) such date, if any, as may be designated by our Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for our outstanding common stock which could result in the offeror becoming the beneficial owner of 15% or more of our outstanding common stock, the rights will be evidenced by the certificates for our common stock registered in the names of the holders of common stock (which certificates for our common stock will also be deemed to be right certificates) and not by separate right certificates.

   If a person or group of persons attempts to acquire us, the rights will entitle each holder of a right (other than those held by the person or group attempting to acquire us, or their affiliates or associates) to purchase, for the purchase price of $36.80, that number of one one-hundredths of a participating preferred share equivalent to the number of shares of our common stock which at the time of the transaction would have a market value of $73.60. Any rights that are at any time beneficially owned by the potential acquiror (or any affiliate or associate of the potential acquiror) will be null and void and nontransferable and any holder of any such right will be unable to exercise or transfer any such right. In the event of such a takeover attempt, our Board may elect to exchange each right (other than rights that have become null and void and nontransferable as described above) for consideration for each right consisting of one-half of the securities that would be issuable at such time upon the exercise of one right pursuant to the terms of the Rights Agreement, and without payment of the purchase price of $36.80.

   If a publicly traded corporation acquires us in a merger or other business combination or acquires 50% or more of our assets, each right will entitle its holder to purchase, for the purchase price of $36.80, that number of common shares of this publicly traded corporation which at the time of the transaction would have a market value of $73.60. If a company that is not publicly traded acquires us in a merger or other business combination or acquires 50% or more of our assets, each right will entitle its holder to purchase, for $36.80, at such holder's option,

  . that number of shares of the surviving corporation in the transaction
    (which surviving corporation could be SonoSite) which at the time of the transaction would have a book value of twice the purchase price,

  . that number of shares of such entity which at the time of the transaction would have a book value of twice the purchase price or

  . if such entity has an affiliate that has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of $73.60.

   At any time before an attempted takeover, as described above, our Board may redeem the rights in whole, but not in part, at a price (in cash or common stock or other securities of SonoSite) of $.01 per right, subject to adjustment and to certain exceptions as provided in the Rights Agreement. The rights will expire on April 5, 2008 unless earlier redeemed or canceled by our Board.

Antitakeover Effects of Provisions of our Restated Articles of Incorporation and Bylaws

   Certain provisions of our restated articles of incorporation and our bylaws may have the effect of delaying, deferring or preventing a change in control of SonoSite. As noted above, our Board of Directors, without shareholder approval, has the authority under our restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of SonoSite or make removal of management more difficult. Also, under our restated articles and bylaws, our shareholders may call a special meeting only upon the request of holders of at least two-thirds of the outstanding shares. In addition, our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of the Board. Finally, as discussed above, we have authorized a class of preferred stock, pursuant to a shareholder rights agreement, which could have the effect of making a hostile takeover attempt prohibitively expensive for the potential acquiror.

Antitakeover Effects of Washington Law

   Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with some exceptions, from engaging in certain significant business transactions with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an Acquiring Person) for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things,

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person;

  . termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares; or

  . allowing the Acquiring Person to receive any disproportionate benefit as a shareholder.

   After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deferring or preventing a change in control of SonoSite.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is First Chicago Trust Company of New York, 525 Washington Boulevard, 9th Floor, Jersey City, New Jersey 07310.

                        SHARES ELIGIBLE FOR FUTURE SALE

   We cannot provide any assurances that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

   After this offering and based on shares outstanding as of December 31, 1998, we will have outstanding 7,372,193 shares of common stock. The 2,500,000 shares that we expect to sell in this offering (2,875,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act of 1933, as amended, unless such shares are held by "affiliates" of SonoSite, as that term is defined in Rule 144 under the Securities Act.

   Pursuant to "lock-up" agreements, all our executive officers and directors, who collectively beneficially hold an aggregate of approximately 121,967 shares of common stock, have agreed that they will not, without the prior written consent of Vector Securities International, Inc., offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this prospectus, subject to limited exceptions. In addition, we have agreed with Vector Securities International, Inc. that we will not offer, sell or otherwise dispose of shares of our common stock for 180 days from the date of this prospectus, subject to limited exceptions.

   Following the expiration of such lock-up periods, some shares issued to affiliates of SonoSite pursuant to restricted stock awards or upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market in reliance upon Rule 144 once such shares have become fully vested or exercisable. In general, under Rule 144 an affiliate who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner who is not one of our affiliates) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

  . 1% of the then-outstanding shares of common stock (approximately 73,601 shares immediately after this offering) and

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us.

   We have or will file registration statements on Form S-8 registering an aggregate of 2,175,000 shares of common stock subject to outstanding options or restricted stock awards or reserved for future issuance under our compensation plans. As of December 31, 1998, options to purchase a total of 1,547,818 shares were outstanding (270,453 of which were subject to outstanding options distributed to ATL Ultrasound option holders in connection with the spinoff), and there were 60,930 shares subject to unvested restricted stock awards. Common stock issued upon exercise of outstanding stock options or that becomes vested pursuant to restricted stock awards is available for immediate resale in the open market, subject to the restrictions discussed above.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Vector Securities International, Inc. and Prudential Securities Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to the underwriters, the following respective number of shares of common stock:

  Underwriters                                                  Number of Shares
  ------------                                                  ----------------
  Vector Securities International, Inc.........................
  Prudential Securities Incorporated...........................
                                                                   ---------
      Total....................................................    2,500,000
                                                                   =========

   The underwriting agreement makes the obligations of the underwriters subject to a number of conditions, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our experts. If any of the shares are purchased, the underwriters must purchase all shares of common stock being offered. If any underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the defaulting underwriters do not exceed 10% of the shares offered, some or all of the remaining underwriters must assume the obligations of the defaulting underwriters.

   The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus. They propose to offer shares to dealers at that price less a concession not in
excess of $    per share. The underwriters may allow to selected dealers and
the dealers may reallow a concession not in excess of $    per share to other
dealers. After the public offering of the shares, the offering price and other selling terms may be changed by the representatives of the underwriters.

   We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 375,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Subject to a number of conditions, if this option is exercised, each underwriter must purchase approximately the same percentage of over-allotment shares as the number of shares set forth next to each underwriter's name in the preceding table bears to the total number of shares listed in this table. We must sell these shares to the underwriters if the option is exercised.

   The following table summarizes the compensation we will pay to the underwriters:

                                          Per      Without          With
                                         Share  Over-Allotment Over-Allotment
                                         ------ -------------- --------------
   Total underwriting discounts and
    commissions......................... $          $              $

   In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell shares in excess of the offering size, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members in this offering if the syndicate repurchases previously distributed common stock in syndicated covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make with respect to these liabilities.

   The executive officers and directors of SonoSite have agreed that they will not, without the prior written consent of Vector Securities International, Inc., offer, sell or otherwise dispose of: (1) any shares of our common stock;
(2) options or warrants to acquire shares of our common stock; or (3) securities exchangeable for or convertible into shares of our common stock owned by them for a period of 180 days after the date of this prospectus, subject to certain exceptions. We have agreed not to offer, sell or otherwise dispose of any of the above types of securities for a period of 180 days from the date of this prospectus, subject to certain exceptions. See "Shares Eligible for Future Sale."

   In general, the rules of the Securities and Exchange Commission will prohibit the underwriters from making a market in our common stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain underwriters, selling group members (if any) or their respective affiliates intend to engage in passive market making in our common stock during the cooling off period.

                                 LEGAL MATTERS

   Certain legal matters will be passed on for SonoSite by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed on for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

   Our financial statements as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998 and for the period from February 1994 (inception) to December 31, 1998 have been included in this prospectus and the related registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of SonoSite, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement relating to this prospectus for copies of certain contracts or documents referred to in this prospectus. You may review a copy of the registration statement, including exhibits and schedules filed with the registration statement, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as SonoSite, that file electronically with the Commission.

                       INDEX TO THE FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
SONOSITE, INC.
Independent Auditors' Report............................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Cash Flows................................................... F-5
Statements of Shareholders' Equity......................................... F-6
Notes to the Financial Statements.......................................... F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
SonoSite, Inc.

   We have audited the accompanying balance sheets of SonoSite, Inc. (a development stage enterprise) as of December 31, 1997 and 1998, and the related statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1998 and for the period from February 1994 (inception) through December 31, 1998. These financial statements are the responsibility of SonoSite, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SonoSite, Inc. (a development stage enterprise) as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 and for the period from February 1994 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Seattle, Washington
January 27, 1999

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                                 Balance Sheets

                                                          At December 31,
                                                      -------------------------
                                                         1997          1998
                                                      -----------  ------------
Assets
Current assets
  Cash and cash equivalents.......................... $       --   $  7,525,762
  Receivable from ATL Ultrasound.....................         --     12,000,000
  Prepaid expenses and other current assets..........         --        304,599
                                                      -----------  ------------
Total current assets.................................         --     19,830,361
Property and equipment, net..........................     409,967     3,379,815
Other assets.........................................         --         80,057
                                                      -----------  ------------
Total assets......................................... $   409,967  $ 23,290,233
                                                      ===========  ============
Liabilities
Current liabilities
  Checks drawn in excess of bank balances............ $       --   $    601,629
  Accounts payable...................................         --        781,999
  Accrued expenses...................................     169,839     1,123,948
  Current portion of long-term obligations...........         --        388,795
                                                      -----------  ------------
Total current liabilities............................     169,839     2,896,371
Deferred rent........................................         --         79,923
Long-term obligations, less current portion..........         --        480,964
                                                      -----------  ------------
Total liabilities....................................     169,839     3,457,258
Commitments and contingencies
Shareholders' Equity
  Preferred stock, $1.00 par value:
    Authorized shares -- 6,000,000
    Issued and outstanding shares -- None............         --            --
  Common stock, $0.01 par value
    Shares authorized -- 50,000,000
    Issued and outstanding shares --
      As of December 31, 1997 -- None
      As of December 31, 1998 -- 4,872,193...........         --         48,722
  Additional paid-in capital.........................         --     40,693,195
  Net advances from ATL Ultrasound...................   8,124,018           --
  Deficit accumulated during the development stage...  (7,883,890)  (20,908,942)
                                                      -----------  ------------
Total shareholders' equity...........................     240,128    19,832,975
                                                      -----------  ------------
Total liabilities and shareholders' equity........... $   409,967  $ 23,290,233
                                                      ===========  ============

               See accompanying notes to the financial statements

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                            Statements of Operations

                                                                    February
                                                                      1994
                                                                  (inception)
                            For the Years Ended December 31,        through
                          --------------------------------------  December 31,
                             1996         1997          1998          1998
                          -----------  -----------  ------------  ------------
Grant revenues..........  $ 1,028,895  $ 2,947,700  $    973,107  $  4,949,702
Operating expenses:
  Research and
   development..........    2,575,719    7,063,842     9,474,074    19,227,489
  Sales and marketing...          --     1,268,272     3,120,238     4,388,510
  General and
   administrative.......      217,635      610,037     1,903,883     2,742,681
                          -----------  -----------  ------------  ------------
Total operating
 expenses...............    2,793,354    8,942,151    14,498,195    26,358,680
Interest income.........          --           --        541,100       541,100
Interest expense........          --           --         41,064        41,064
                          -----------  -----------  ------------  ------------
Net loss................  $(1,764,459) $(5,994,451) $(13,025,052) $(20,908,942)
                          ===========  ===========  ============  ============
Basic and diluted net
 loss per share.........  $     (0.38) $     (1.28) $      (2.72)
                          ===========  ===========  ============
Shares used in computing
 basic and diluted net
 loss per share.........    4,633,333    4,683,667     4,796,264
                          ===========  ===========  ============




               See accompanying notes to the financial statements

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                            Statements of Cash Flows

                                                                    February
                                                                      1994
                                                                  (inception)
                            For the Years Ended December 31,        through
                          --------------------------------------  December 31,
                             1996         1997          1998          1998
                          -----------  -----------  ------------  ------------
Operating activities:
Net loss................  $(1,764,459) $(5,994,451) $(13,025,052) $(20,908,942)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Depreciation and
   amortization.........       23,964      110,698       410,613       545,275
  Amortization of
   deferred stock
   compensation.........          --           --         58,914        58,914
Changes in operating
 assets and liabilities:
  Increase in prepaid
   expenses and other
   current assets.......          --           --       (304,599)     (304,599)
  Increase in accounts
   payable..............          --           --        781,999       781,999
  Increase in accrued
   expenses.............       52,854      116,985       954,109     1,123,948
  Increase in deferred
   rent.................          --           --         79,923        79,923
                          -----------  -----------  ------------  ------------
    Net cash used in
     operating
     activities.........   (1,687,641)  (5,766,768)  (11,044,093)  (18,623,482)
Investing activities:
  Purchase of
   equipment............     (180,667)    (363,962)   (2,320,468)   (2,865,097)
  Increase in deposits..          --           --        (80,057)      (80,057)
                          -----------  -----------  ------------  ------------
    Net cash used in
     investing
     activities.........     (180,667)    (363,962)   (2,400,525)   (2,945,154)
Financing activities:
  Increase in checks
   drawn in excess of
   bank balances........          --           --        601,629       601,629
  Repayment of long-term
   obligations..........          --           --       (190,234)     (190,234)
  Exercise of stock
   options..............          --           --          6,728         6,728
  Contributions from ATL
   Ultrasound...........    1,868,308    6,130,730    20,552,257    28,676,275
                          -----------  -----------  ------------  ------------
    Net cash provided by
     financing
     activities.........    1,868,308    6,130,730    20,970,380    29,094,398
Net change in cash......          --           --      7,525,762     7,525,762
Cash and cash
 equivalents at
 beginning of period....          --           --            --            --
                          -----------  -----------  ------------  ------------
Cash and cash
 equivalents at end of
 period.................  $       --   $       --   $  7,525,762  $  7,525,762
                          ===========  ===========  ============  ============
Supplemental disclosure
 of cash flow
 information:
Cash paid for interest..  $       --   $       --   $     41,064  $     41,064
                          ===========  ===========  ============  ============
Supplemental disclosure
 of non-cash investing
 and financing
 activities:
Equipment acquired
 through long-term
 obligations............  $       --   $       --   $  1,059,993  $  1,059,993
                          ===========  ===========  ============  ============
Contribution recorded as
 a receivable from ATL
 Ultrasound.............  $       --   $       --   $ 12,000,000  $ 12,000,000
                          ===========  ===========  ============  ============

               See accompanying notes to the financial statements

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                       Statements of Shareholders' Equity

                                                Deficit
                                              Accumulated
                                  Additional   During the   Net Advances      Total
                          Common    Paid-in   Development     from ATL    Shareholders'
                           Stock    Capital      Stage       Ultrasound      Equity
                          ------- ----------- ------------  ------------  -------------
Balance at February 1994
 (inception)............  $   --  $       --  $        --   $        --   $        --
Net advances from ATL
 Ultrasound.............      --          --           --         41,429        41,429
Net loss................      --          --       (41,429)          --        (41,429)
                          ------- ----------- ------------  ------------  ------------
Balance at December 31,
 1994...................      --          --       (41,429)       41,429           --
Net advances from ATL
 Ultrasound.............      --          --           --         83,551        83,551
Net loss................      --          --       (83,551)          --        (83,551)
                          ------- ----------- ------------  ------------  ------------
Balance at December 31,
 1995...................      --          --      (124,980)      124,980           --
Net advances from ATL
 Ultrasound.............      --          --           --      1,868,308     1,868,308
Net loss................      --          --    (1,764,459)          --     (1,764,459)
                          ------- ----------- ------------  ------------  ------------
Balance at December 31,
 1996...................      --          --    (1,889,439)    1,993,288       103,849
Net advances from ATL
 Ultrasound.............      --          --           --      6,130,730     6,130,730
Net loss................      --          --    (5,994,451)          --     (5,994,451)
                          ------- ----------- ------------  ------------  ------------
Balance at December 31,
 1997...................      --          --    (7,883,890)    8,124,018       240,128
Net advances from ATL
 Ultrasound from January
 1, 1998 through
 April 6, 1998..........      --          --           --      2,491,086     2,491,086
Issuance of 4,870,178
 common shares..........   48,702  40,627,573          --    (10,615,104)   30,061,171
Exercise of 2,015 stock
 options................       20       6,708          --            --          6,728
Amortization of deferred
 stock compensation of
 $214,550...............      --       58,914          --            --         58,914
Net loss................      --          --   (13,025,052)          --    (13,025,052)
                          ------- ----------- ------------  ------------  ------------
Balance at December 31,
 1998...................  $48,722 $40,693,195 $(20,908,942) $        --   $ 19,832,975
                          ======= =========== ============  ============  ============



               See accompanying notes to the financial statements

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                       Notes to the Financial Statements

1. Business Overview

   SonoSite, Inc. ("SONO" or the "Company"), a development stage enterprise, began operations in 1994 as a project of ATL Ultrasound, Inc. ("ATL"). The project was chartered to develop the design and specifications for a hand-carried ultrasound device. During the period from inception (February 1994) through April 6, 1998, the project was organized as a separate division of ATL. On February 2, 1998, the ATL Board of Directors approved a plan to spin off SONO as an independent, publicly owned company. This transaction was effected through a tax-free dividend distribution of SONO's shares to ATL shareholders (the "Distribution") as of April 6, 1998 (the "Distribution Date"). ATL shareholders received one share of SONO common stock for each three shares of ATL common stock held. In addition, ATL option holders were granted one option to purchase SONO shares for every six options to purchase ATL shares. In connection with the Distribution, SONO received $18.0 million in cash from ATL, net advances made by ATL through the Distribution Date, and an agreement by ATL to contribute an additional $12.0 million in cash on January 15, 1999 to SONO, all as a contribution of capital.

   SONO, as an independent public company, continues to use its technology to develop and design hand-carried, diagnostic ultrasound devices for use by physicians in private practice, hospitals, clinics, private and governmental institutions and healthcare agencies. In addition, the Company is establishing distribution and selling networks and education and marketing programs to support the hand-carried ultrasound devices developed. SONO's future growth will largely depend on its ability to market and sell hand-carried ultrasound products. To date, the Company has not generated revenue from product sales. Since inception, funding from ATL and the U.S. Navy has been used to finance the development of SONO's technologies. U.S. Navy funding was received as part of a development contract ("Development Contract") with the Office of Naval Research. The Development Contract involved a consortium of collaborators, including the University of Washington, Harris Semiconductor and VLSI Technology, Inc. The Application Specific Integrated Circuits ("ASICs") developed as part of the collaboration are essential to SONO developing a commercial hand-carried ultrasound device and SONO is relying on VLSI Technology, Inc. and Harris Semiconductor to manufacture ASICs which incorporate technology of the consortium. The Company expects to continue to incur operating losses unless and until the hand-carried product sales generate sufficient revenue to fund its continuing operations.

2. Summary of Significant Accounting Policies

Basis of presentation

   The financial statement information for periods prior to the Distribution Date represents the combination of the handheld ultrasound division of ATL and the corporate entity, SonoSite, Inc.

   Such information has been derived from the historical books and records of ATL and reflects the assets, liabilities, revenues and expenses of SONO, as it was operated as a division of ATL, at historical cost. Financial statement information for subsequent periods consists solely of SONO's activity as a separate company.

   For periods prior to the Distribution Date, the statement of operations included allocations for facilities and certain support services, such as engineering overhead, administration, accounting, finance, human resources and regulatory functions. These allocations were based on estimates of personnel time and effort spent by ATL on behalf of SONO. Management believes these allocations were made on a reasonable basis. Subsequent to the Distribution Date, items noted above were incorporated into agreements with ATL and charges were based upon actual time spent by ATL on behalf of SONO. Refer to Note 3.

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                 Notes to the Financial Statements--(Continued)


   The portion of SONO's financing requirements funded by ATL prior to the Distribution Date are shown as net advances from ATL in shareholders' equity. Activity in the net advances from ATL equity account relates to net cash received from ATL through intercompany advances to fund SONO's operating deficits. ATL did not acquire additional financing to fund these advances and no interest has been charged to SONO.

   The financial information included herein is not necessarily indicative of the financial position, results of operations or cash flows of SONO in the future or what the financial position, results of operations or cash flows would have been if SONO had been a separate, independent public company during all periods presented.

Cash and cash equivalents

   Cash and cash equivalents consist of money market instruments with original maturities of three months or less. Cash equivalents are entirely held in money market funds with Provident Institutional Funds.

Property and equipment

   Property and equipment are stated at cost, less accumulated depreciation and amortization. The costs of significant additions and improvements to property and equipment are capitalized. Maintenance and repair costs are expensed as incurred.

   Depreciation and amortization are calculated using the straight-line basis over the estimated useful lives as follows:

                                                         Useful Life
                                             -----------------------------------
   Furniture and fixtures...................               5 years
   Computer equipment.......................             3 - 5 years
   Software.................................               3 years
   Equipment, other than computer...........            5 - 10 years
   Leasehold improvements................... Lesser of the lease term or 5 years

   Equipment held under capital leases are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the underlying asset.

   For long-lived assets, including property and equipment, the Company evaluates the carrying value of the assets by comparing the estimated future cash flows generated from the use of the asset and its eventual disposition with the assets' reported net book value. The carrying value of assets is evaluated for impairment when events or changes in circumstances occur which may indicate the carrying amount of the asset may not be recoverable.

   Property and equipment as of December 31 consist of the following:

                                                           1997        1998
                                                         ---------  ----------
   Furniture and fixtures............................... $ 172,025  $  368,170
   Computer equipment...................................   321,299     957,664
   Software.............................................    51,305   1,403,195
   Equipment, other than computer.......................       --      914,176
   Leasehold improvements...............................       --      281,885
                                                         ---------  ----------
                                                           544,629   3,925,090
   Less -- Accumulated depreciation and amortization....  (134,662)   (545,275)
                                                         ---------  ----------
     Total.............................................. $ 409,967  $3,379,815
                                                         =========  ==========

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                 Notes to the Financial Statements--(Continued)


   Included above are assets acquired under capital leases at December 31, 1998 as follows:

     Software....................................................... $  991,814
     Equipment, other than computer.................................     68,179
                                                                     ----------
                                                                      1,059,993
     Less -- Accumulated amortization...............................   (123,837)
                                                                     ----------
       Total........................................................ $  936,156
                                                                     ==========

   As of December 31, 1997, there were no capital leases.

Revenue

   Revenue since inception of the Company consists of grant revenue under a United States Government Defense Advanced Research Projects Administrative (DARPA) grant (the "Development Contract"). Grant revenue is recognized consistent with the terms of the Development Contract and is generally tied to the achievement of technological milestones, the majority of which were achieved by the second quarter of 1998. Revenue recognition has been limited to amounts representing assured realization of contractual funding.

   SONO has not generated revenue from product sales and there can be no assurances that there will be sufficient revenue generated from future product sales to fund the Company's operations.

Research and development

   Research and development costs are expensed as incurred.

Income taxes

   Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards arising subsequent to the Distribution Date.

   Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount, if any, expected to be realized.

   SONO was not a separate taxpayer prior to the Distribution Date. During this period, it was the Company's policy to record its tax expenses and benefits as if it were a separate taxpayer and consequently due to its development stage status and its cumulative losses since inception, no current or deferred tax benefit was reported.

Stock-based compensation

   SONO applies the principles of APB Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related interpretations when measuring compensation costs for its employee stock option

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                 Notes to the Financial Statements--(Continued)

plans. Pro forma net loss and net loss per share are presented as if compensation cost had been determined in accordance with Statement of Financial Accounting Standard No. 123 (FAS 123), "Accounting for Stock-Based Compensation".

Net loss per share

   Basic and diluted net loss per share was computed by dividing the net loss by the weighted average shares outstanding.

   Weighted average shares outstanding represent weighted average shares of SONO common shares outstanding from the Distribution Date forward and for the periods prior to the Distribution Date, weighted average shares outstanding represent ATL weighted average shares as adjusted for the exchange ratio established on the Distribution Date of one SONO share for every three shares of ATL. All periods presented have been restated to reflect this distribution.

   Options to purchase SONO shares and unvested restricted SONO shares issued by ATL and options issued by SONO after the Distribution, which were outstanding, were not included in the computations of diluted net loss per share because to do so would be antidilutive. As of December 31, 1998, outstanding SONO options and unvested restricted shares issued by ATL through the Distribution totaled 270,453 and 60,930, respectively, and outstanding options issued by SONO totaled 1,277,365. As of December 31, 1997, outstanding ATL issued options and unvested restricted shares totaled 307,833 and 51,788, respectively. As of December 31, 1996, outstanding ATL issued options and unvested restricted shares totaled 359,667 and 38,242, respectively. The ATL issued and outstanding options as of December 31, 1997 and 1996 were adjusted for the exchange ratio of one SONO option for every six options of ATL and the restricted stock was adjusted for the exchange ratio of one SONO restricted share for every three restricted shares of ATL.

   The following is a reconciliation of the numerator and denominator of the basic loss per share calculations:

                                 1996                     1997                      1998
                         -----------------------  -----------------------  ------------------------
(in thousands, except     Loss    Shares   LPS     Loss    Shares   LPS      Loss    Shares   LPS
LPS)                     -------  ------  ------  -------  ------  ------  --------  ------  ------
Weighted average shares
 outstanding............          4,675                    4,726                     4,853
Weighted average
 unvested restricted
 stock..................            (42)                     (42)                      (57)
                         -------  -----   ------  -------  -----   ------  --------  -----   ------
Basic and diluted loss
 per share.............. $(1,764) 4,633   $(0.38) $(5,994) 4,684   $(1.28) $(13,025) 4,796   $(2.72)
                         =======  =====   ======  =======  =====   ======  ========  =====   ======

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments

   The Company has financial instruments consisting of cash and cash equivalents, receivable from ATL and accounts payable. The fair value of these financial instruments approximates their carrying amount due to their short-term nature.

                                SonoSite, Inc.
                       (A Development Stage Enterprise)

                Notes to the Financial Statements--(Continued)


Reclassification of prior period balances

   Certain amounts reported in previous years have been reclassified to conform to the 1998 presentation.

Liquidity

   As of December 31, 1998, the Company had cash and cash equivalents of $7.5 million. In addition, the Company collected its additional $12.0 million receivable from ATL on January 15, 1999. SONO expects its cash needs to increase in future periods as it continues to fund its research and development activity and increases spending to accommodate its manufacturing, distribution, education and marketing plans. The Company believes that its existing cash will be sufficient to fund its operations through the third quarter of 1999. Within this period, the Company will seek additional funding, through public or private sources, to meet its future requirements. There can be no assurance such funds will be available as needed or on terms that are acceptable to the Company. If the Company is unable to obtain sufficient funds to satisfy its cash requirements, the Company will be forced to delay, reduce or eliminate some or all of its research and development activities, planned clinical trials and manufacturing and administrative programs, or dispose of assets or technology.


3. Agreements with ATL

   The Company has entered into several agreements with ATL effective as of the Distribution Date. These agreements were negotiated between the CEO of SONO and the CEO of ATL. ATL was assisted in these discussions by ATL's in-house counsel. Outside counsel was obtained for SONO by ATL in connection with the Distribution. SONO and ATL consider the terms of these agreements competitive with the cost of obtaining such rights and services in arm's length negotiations with third parties. The following is a summary of the significant agreements:

 Service Agreement

   SONO and ATL have an agreement pursuant to which ATL provides certain engineering design and development services to SONO in exchange for payment of actual expenses incurred, including an overhead component, plus a markup on the actual expense and overhead costs for these services. ATL has also agreed to provide to SONO, at SONO's request and expense, services for limited periods of time ranging up to five years, including financial, human resource, engineering, information, facilities and regulatory services. Termination of any of these services may occur with 90 days' prior written notice by either party.

 OEM Supply Agreement

   ATL has agreed to manufacture highly portable ultrasound devices exclusively for SONO for a period up to five years. In return for the manufacturing services, SONO has agreed to compensate ATL for manufacturing expenses incurred, including, but not limited to, indirect and direct labor, materials and nonrecurring engineering expenses, plus a markup, until SONO notifies ATL that the product is within ninety days of final production status ("start-up phase"). After the start-up phase is complete, or if SONO elects, until final product production begins, the manufacturing expenses will be factored into a cost model, based upon material and labor, at a rate of ATL's cost per unit plus a markup percentage. This agreement may be terminated for any of the following reasons: unremedied material default by either party, acquisition of or by a competitor without written consent of the other party, insolvency, or no product purchase orders for a period of six months after SONO's initial product order. In addition, SONO may terminate this agreement without cause upon 180 days written notice or ATL may terminate this agreement after the exclusive five-year period without cause upon 180 days written notice.

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                 Notes to the Financial Statements--(Continued)


 Technology Transfer and License Agreement

   SONO and ATL have agreed to a Technology Transfer and License Agreement pursuant to which SONO owns certain highly portable ultrasound technology developed while it was a division of ATL and has access to certain ATL technology which is necessary or useful in the development and manufacture of highly portable ultrasound products. Under this agreement, SONO has taken ownership of the technology developed as part of the DARPA Development Contract and also patent rights which have been established or are being pursued for that technology. In addition, SONO received a nonexclusive license to use any other ATL technology in existence or developed during the period ending three years after the Distribution Date in its handheld ultrasound products.

   This license bears a royalty equivalent to a percentage of the net sales of handheld ultrasound products under fifteen pounds that use ATL technology. The license will become paid-in-full by a lump-sum payment which is due ATL if SONO ceases to be an independent stand-alone company during the eight year period following the Distribution Date. The lump-sum payment is $150 million during the five years following the Distribution Date and $75 million for the next three years.

   SONO and ATL have also entered into a cross-license agreement whereby SONO has the right to use technology developed by ATL during the three year period following the Distribution Date in its handheld products and ATL has the right to use developments of SONO made during the same period in its full-size ultrasound system products. SONO and ATL have also agreed that SONO will not engage in full-size ultrasound business and ATL will not engage in the handheld ultrasound device business for five years following the Distribution Date. After this five year period, each party's ongoing obligation with respect to the technology of the other will be to respect the patent and copyright rights of the other, although SONO will retain a license to use the previously-licensed ATL technology in handheld systems and ATL will retain a license to use the previously licensed SONO technology in full-size ultrasound systems.

   From the Distribution Date, April 6, 1998, through December 31, 1998, SONO has incurred expenses relating to work performed by ATL totaling $2.2 million. In addition, as of December 31, 1998, included in accounts payable are amounts owed to ATL totaling $523,000.

4. Accrued Expenses

   Accrued expenses as of December 31 include the following:

                                                              1997      1998
                                                            -------- ----------
     Payroll and related................................... $169,839 $  480,580
     Research and development tooling......................      --     350,820
     Outside services......................................      --     142,550
     Other.................................................      --     149,998
                                                            -------- ----------
       Total............................................... $169,839 $1,123,948
                                                            ======== ==========

5. Shareholders' Equity

 Stock option plans

   At December 31, 1998, SONO had the following stock compensation plans: the 1998 Nonofficer Employee Stock Option Plan ("1998 NOE Plan"), the 1998 Option, Stock Appreciation Right, Restricted

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                 Notes to the Financial Statements--(Continued)

Stock, Stock Grant and Performance Unit Plan ("1998 Plan"), the Nonemployee Director Stock Option Plan ("Director Plan"), the Management Incentive Compensation Plan ("MIC Plan") and the Adjustment Plan. SONO accounts for employee stock options under provisions of APB 25 and therefore, to the extent the fair value of the underlying stock is equal to or less than the exercise price, no compensation expense is recognized for employee stock option grants.

   As of December 31, 1998, 27,500 options had been issued to nonemployees. This resulted in net deferred compensation of $156,000 as of December 31, 1998 and compensation expense of $59,000 for the year ended 1998. There was no similar charge to SONO for the period prior to the Distribution Date.

   Prior to the Distribution Date, all option information represents the outstanding and issued options of ATL. Financial data presented relating to option grants represents the exchange ratio calculated as one SONO option for every six ATL options outstanding. This exchange ratio provides the basis for the pro forma presentation for 1996 and 1997.

   If the Company had accounted for the costs relating to all option grants under the provisions of FAS 123, the Company's net loss and net loss per share would have been the following pro forma amounts:

                                                        1996    1997    1998
                                                       ------  ------  -------
                                                       (in thousands, except
                                                          per share data)
   Net loss:
     As reported.....................................  $1,764  $5,994  $13,025
     Pro forma.......................................  $1,860  $6,141  $14,946
   Basic and diluted net loss per share:
     As reported.....................................  $(0.38) $(1.28) $ (2.72)
     Pro forma.......................................  $(0.40) $(1.31) $ (3.12)

   Pro forma compensation expense is recognized for the fair value of each option estimated on the date of grant using the Black-Scholes multiple option pricing model. The following assumptions were used for option grants in 1996, 1997 and 1998, respectively: expected volatility 33%, 39% and 67%; risk-free interest rates 6.7%, 6.3% and 4.8%; expected terms of 4.25, 4.25 and 9.16 years; and zero dividend yield. The preceding assumptions for 1996 and 1997 were based on facts and circumstances directly related to ATL.

   Under the 1998 NOE Plan, 1998 Plan, and MIC Plan, 1,700,000 total shares of common stock are authorized primarily for issuance upon exercise of stock options at prices equal to the fair market value of the Company's common shares at the date of grant. As of December 31, 1998, 507,635 shares were available for grant under the aforementioned plans. Stock options are exercisable at 25% each year over a four-year vesting period and have a ten-year term from the grant date.

   Under the Director Plan, 125,000 shares of common stock are authorized for the issuance of stock options at prices equal to the fair market value of the Company's common shares at the date of grant. Option grants under the Director Plan occurred during the months of June and July 1998. At December 31, 1998, 40,000 shares were available for grant under this Plan. Stock options are exercisable and vest in full one year following their grant date provided the optionee has continued to serve as a SONO Director. Each option expires on the earlier of ten years from the grant date or ninety days following the termination of a director's service as a SONO Director.

   SONO also has an Adjustment Plan, which includes options granted in connection with the dividend distribution occurring on April 6, 1998. As part of the Distribution, existing ATL option holders received one

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                 Notes to the Financial Statements--(Continued)

SONO option for every six ATL options held. There was no change to the intrinsic value of the option grant, ratio of exercise price to market value, vesting provisions or option period as a result of the Distribution. Total options to purchase shares outstanding under this plan as of December 31, 1998 are 270,453.

   Also as a result of the Distribution, restricted shares totaling 38,242, 51,788 and 60,930, as determined using the exchange ratio of one SONO restricted share for every three ATL restricted shares, were outstanding as of December 31, 1996, 1997 and 1998, respectively.

 Summary of stock option activity

   Prior to the Distribution Date, SONO had no stock option plans specifically identified as SONO plans. All stock options granted through that date were part of ATL options and therefore shares and weighted average exercise prices as of December 31, 1996 and 1997 are not included in the disclosure herein because it would not be meaningful. The following table presents summary stock option activity for the year ended December 31, 1998:

                                                              Weighted average
                                                      Shares   exercise price
                                                      ------  ----------------
                                                       (Shares presented in
                                                            thousands)
   Outstanding, beginning of year....................   --           --
     Adjustment Plan grants..........................   289        $5.39
     Non-Adjustment Plan grants...................... 1,290        $7.28
     Exercised.......................................    (2)       $3.34
     Cancelled.......................................   (29)       $6.56
                                                      -----
   Outstanding, end of year.......................... 1,548        $6.95
   Exercisable, end of year..........................   185
   Weighted average fair value of options granted
    (excludes Adjustment Plan)....................... $5.58

   The following is a summary of stock options outstanding:

                             Options outstanding           Options exercisable
                     ----------------------------------- -----------------------
                                     Weighted
                                      average   Weighted                Weighted
                         Number      remaining  average      Number     average
      Range of        outstanding   contractual exercise  exercisable   exercise
   exercise prices   (in thousands)    life      price   (in thousands)  price
   ---------------   -------------- ----------- -------- -------------- --------
   $ 1.64 - $ 6.89         260         6.35      $4.67        147        $3.70
   $ 6.94 - $ 6.94       1,026         9.34      $6.94         20        $6.94
   $ 6.97 - $12.78         262         9.57      $9.26         18        $8.52
                         -----                                ---
                         1,548         8.88      $6.95        185        $4.52
                         =====                                ===

 Stock Purchase Rights

   On April 6, 1998, SONO and first Chicago Trust Company of New York entered into a Rights Agreement. The Rights Agreement has certain antitakeover effects which will cause substantial dilution to a person or

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                 Notes to the Financial Statements--(Continued)

group that attempts to acquire SONO, however, it will not interfere with any merger or other business combination approved by the SONO Board of Directors ("Board").

   Under the terms of the Rights Agreement, holders of SONO common stock also hold Rights exercisable in certain circumstances discussed below. Holders of these Rights may purchase 1/100th of a share of Series A Participating Cumulative Preferred Stock, par value of $1.00, at a price equal to four times the average high and low sales prices of SONO common stock quoted on the Nasdaq National Market for each of the ten trading days commencing on the sixth trading day following April 6, 1998. Circumstances under which these Rights are exercisable involve acquisition or knowledge of expected acquisition or tender of 15% or more of the outstanding SONO common stock. In addition, the SONO Board of Directors ("Board") may redeem all, but not part, of the Rights outstanding for consideration in cash or common stock at a price equal to $.01 per Right.

   Separate certificates for Rights will not be distributed. SONO common stock certificates serve as evidence of the Rights. Prior to exercise of the Rights and in accordance with the terms of the Rights Agreement, the Rights have no voting or dividend value. If the Rights are not exercised prior to April 5, 2008, they expire with no consideration for the expiration being provided to the holder of the Right.

6. Income Taxes

   For income tax purposes, SONO's results through the Distribution Date were included in the consolidated Federal income tax return of ATL and, accordingly, the net operating loss generated prior to the Distribution Date will not be available to SONO for use in periods subsequent to the Distribution Date. For the period from the Distribution Date through December 31, 1998, SONO has accumulated a net operating loss carryforward of approximately $10.3 million. Utilization of this carryforward expires in 2018.

   Because SONO is a development stage enterprise and has incurred losses since its inception, a valuation allowance entirely offsetting deferred tax assets has been established, thereby eliminating any deferred tax benefit for the year ended December 31, 1998.

   The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 are as follows:


                                                                  (in thousands)
     Deferred tax assets
       Net operating loss carryforwards..........................    $ 3,508
       Other.....................................................         75
                                                                     -------
     Gross deferred tax assets...................................      3,583
     Valuation allowance.........................................     (3,583)
                                                                     -------
     Net deferred tax assets.....................................    $   --
                                                                     =======

   As of December 31, 1997, tax effects of temporary differences, which individually and in aggregate were not significant, as SONO's net operating losses were included in ATL, were entirely offset by a valuation allowance.

7. Employee Benefit Plans

 401(k) Retirement Savings Plan ("401k Plan")

   All employees of SONO are eligible to participate in the 401k Plan. Terms of the 401k Plan permit an employee to contribute up to a maximum of 16% of an employee's annual compensation on a post-tax or

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                 Notes to the Financial Statements--(Continued)

pretax basis, up to the maximum permissible by the Internal Revenue Service
(IRS) during any plan year. Contributions exceeding the IRS limitation may be made only on a post-tax basis. SONO matches each employee's contribution in increments equivalent to 100% for the first 3% and 50% for the second 3% of the contribution. For the year ended December 31, 1998, the Company contributed $98,000 to the 401k Plan in accordance with the Plan's terms. Employees immediately vest in the contributions the employee makes. Vesting in SONO's contribution on behalf of the employee occurs at equal increments at the end of the first five years of an employee's service with the Company or ATL.

8. Commitments and contingencies

 Operating leases

   The Company leases office space and certain equipment under noncancelable operating leases. Future minimum payments under these leases as of December 31, 1998 are as follows:

     1999............................................................ $  294,442
     2000............................................................    305,907
     2001............................................................    318,660
     2002............................................................    312,694
     2003............................................................    183,554
     Thereafter......................................................        --
                                                                      ----------
                                                                      $1,415,257
                                                                      ==========

   Prior to November 1998, SONO utilized facility space within ATL and was charged rent expense for the space occupied. Subsequently, SONO vacated the ATL facility and moved into a separate facility. Rent expense for the year-ended December 31, 1998 was $243,000, which represents ATL charges of $128,000 and the current location charges of $115,000. The Company did not incur any rent expense prior to the Distribution Date as its operations were in ATL's owned facility. In addition, rent expense for the year ended 1998 is not indicative of future rent expense as SONO no longer occupies the shared ATL space.

 Capital lease obligations

   The Company has entered into certain long-term obligations to finance the purchase of capital equipment as part of its normal business operations. Terms of the obligations range from eighteen to thirty-six months and have interest rates ranging between 12% and 16%. Obligations are secured by underlying assets. The following is a summary of the capital lease obligations and future minimum payments under capital lease obligations as of December 31, 1998:

     1999........................................................... $  476,198
     2000...........................................................    443,488
     2001...........................................................    139,567
                                                                     ----------
     Total lease payments...........................................  1,059,253
     Less amount representing interest..............................   (189,494)
                                                                     ----------
     Present value of net minimum capital lease payments............    869,759
     Less -- current portion........................................   (388,795)
                                                                     ----------
     Long-term obligations -- excluding current portion............. $  480,964
                                                                     ==========

                                 SonoSite, Inc.
                        (A Development Stage Enterprise)

                 Notes to the Financial Statements--(Continued)

 Other Commitments

   As part of the Company's agreements with ATL, ATL may procure resources and material expected to be used for the manufacture of SONO products in accordance with a production schedule provided by SONO. In the event these items are not used in the quantities submitted as part of the production schedule or material becomes obsolete as a result of production timing, SONO would be responsible for compensating ATL for these procurements.

 Contingencies

   SONO is a development stage enterprise and has obtained Section 510(k) clearance for a prototype of its initial product from the U.S. Food and Drug Administration ("FDA"). SONO has applied for Section 510(k) clearance from the FDA for the commercial version of its initial product. However, there is no guarantee the FDA will grant Section 510(k) clearance on this pending or any future applications. Additionally, international sales and distribution are dependent upon the Company obtaining approvals from certain foreign regulatory agencies. There are no guarantees that such approvals will be attained on a timely basis, if at all.

9. Segment Reporting

   SONO currently has no revenue from operations. All revenue to date is related to the DARPA project. Expenses incurred to date are reported according to their expense category. No further segment segregation is considered meaningful at this point in time.

10. Subsequent Event

 Receipt of $12.0 million from ATL Ultrasound

   On January 15, 1999, SONO received $12.0 million cash in accordance with the Distribution Agreement between the Company and ATL. No further funding from ATL in connection with the Distribution is provided for.

[Inside back cover of prospectus]

Page titled "The SonoSite SmartStand" with a color photograph covering most of the page, depicting a physician's office with a bed, a desk and one of SonoSite's ultrasound devices resting in the SonoSite SmartStand in front of the bed, in the foreground. A paragraph at the bottom of the page reads, "We plan to enhance the utility and efficiency of our product suites by offering innovative accessories, including the SmartStand, which will facilitate use of our devices in a convenient manner in virtually any clinical setting."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Prospectus dated       , 1999

                                [SonoSite Logo]

                               2,500,000 Shares

                                 Common Stock


Vector Securities International, Inc.                     Prudential Securities

-------------------------------------------------------------------------------
                               Table of Contents

                                                                      Page
                                                                      ----
Prospectus Summary....................................................   3
Risk Factors..........................................................   5
Forward-Looking Statements............................................  11
Use of Proceeds.......................................................  12
Price Range of Common Stock...........................................  12
Dividend Policy.......................................................  12
Capitalization........................................................  13
Dilution..............................................................  14
Selected Financial Data...............................................  15
Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................  16
Business..............................................................  19
Management............................................................  32
Certain Transactions..................................................  42
Principal Shareholders................................................  44
Description of Capital Stock..........................................  45
Shares Eligible for Future Sale.......................................  48
Underwriting..........................................................  49
Legal Matters.........................................................  51
Experts...............................................................  51
Additional Information................................................  51
Index to the Financial Statements..................................... F-1

                                ---------------

We have not authorized any dealer, salesperson or other person to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in jurisdictions where it is unlawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market notification fee.

   Securities and Exchange Commission registration fee................ $  9,392
   NASD filing fee....................................................    4,166
   Nasdaq National Market notification fee............................   17,500
   Blue Sky fees and expenses.........................................   15,000
   Printing and engraving expenses....................................  150,000
   Legal fees and expenses............................................  200,000
   Accounting fees and expenses.......................................  100,000
   Transfer Agent and Registrar fees..................................   10,000
   Miscellaneous expenses.............................................   68,942
                                                                       --------
     Total............................................................ $575,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

   Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. Article VI of the registrant's restated articles of incorporation (Exhibit 3.1 to this registration statement) provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

   Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article V of the registrant's restated articles contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

   The underwriting agreement will provide for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in this registration statement.

Item 15. Recent Sales of Unregistered Securities

   None.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement
  3.1   Restated Articles of Incorporation of the registrant
  3.2** Certificate of Designation of Series A Participating Cumulative
         Preferred Stock
  3.3** Bylaws of the registrant
  4.1   Rights Agreement between First Chicago Trust Company and the registrant, dated April 6, 1998
  5.1*  Opinion of Perkins Coie llp as to the legality of the shares
 10.1   Amended and Restated 1998 Option, Stock Appreciation Right, Restricted
         Stock, Stock Grant and Performance Unit Plan
 10.2   Terms of Stock Option Grant Program for Nonemployee Directors under the
         SonoSite, Inc. 1998 Option, Stock Appreciation Right, Restricted
         Stock, Stock Grant and Performance Unit Plan
 10.3*  1998 Nonofficer Employee Stock Option Plan
 10.4** Nonemployee Director Stock Option Plan
 10.5*  Management Incentive Compensation Plan
 10.6** Adjustment Plan
 10.7   Form of Senior Management Employment Agreement between the registrant and each of Kevin M. Goodwin, Allen W. Guisinger, David H. Gusdorf,
         Jens U. Quistgaard, Ph.D., Donald F. Seaton III and Douglas W. Tefft
 10.8   Distribution Agreement between ATL Ultrasound, Inc. and the registrant, effective as of April 6, 1998
 10.9   Technology Transfer and License Agreement between ATL Ultrasound, Inc.
         and the registrant, effective as of April 6, 1998, as amended
 10.10  OEM Supply Agreement between ATL Ultrasound, Inc. and the registrant, effective as of April 6, 1998, as amended
 10.11  Employee Benefits Agreement between ATL Ultrasound, Inc. and the registrant, effective as of April 6, 1998
 10.12  Service Agreement between ATL Ultrasound, Inc. and the registrant, effective as of April 6, 1998
 10.13  Lease Agreement between TMT-Bothell, LLC and the registrant, dated May
         9, 1998
 23.1   Consent of KPMG LLP, independent auditors
 23.2*  Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit
         5.1 hereto)
 24.1   Power of Attorney (contained on signature page)
 27.1   Financial Data Schedule

--------
*  To be filed by amendment.

** Incorporated by reference to the designated exhibit included in the registrant's registration statement on Form 10 (SEC File No. 000-23701).

   (b) Financial Statement Schedules

   All schedules are omitted because they are inapplicable or the requested information is shown in the Financial Statements of the registrant or related notes thereto.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 9th day of March, 1999.

                                          SONOSITE, INC.

                                                  /s/ Kevin M. Goodwin
                                          By: _________________________________
                                                      Kevin M. Goodwin
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   Each person whose individual signature appears below hereby authorizes and appoints Kevin M. Goodwin and Donald F. Seaton III, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 9th day of March, 1999.

             Signature                                    Title
             ---------                                    -----

      /s/ Kirby L. Cramer            Chairman of the Board
____________________________________
          Kirby L. Cramer

      /s/ Kevin M. Goodwin           President, Chief Executive Officer and Director
____________________________________  (Principal Executive Officer
          Kevin M. Goodwin


    /s/ Donald F. Seaton III         Vice President-Business Development, Chief
____________________________________  Financial Officer, Secretary and Treasurer
        Donald F. Seaton III          (Principal Financial and Accounting Officer)

     /s/ Edward V. Fritzky           Director
____________________________________
         Edward V. Fritzky

 /s/ Steven R. Goldstein, M.D.       Director
____________________________________
     Steven R. Goldstein, M.D.

             Signature                           Title
             ---------                           -----

  /s/ William G. Parzybok. Jr.       Director
____________________________________
      William G. Parzybok. Jr.

   /s/ Jeffrey Pfeffer, Ph.D.        Director
____________________________________
       Jeffrey Pfeffer, Ph.D.

   /s/ Dennis A. Sarti, M.D.         Director
____________________________________
       Dennis A. Sarti, M.D.

                                     Director
____________________________________
          Jacques Souquet

                               INDEX TO EXHIBITS

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement
  3.1   Restated Articles of Incorporation of the registrant
  3.2** Certificate of Designation of Series A Participating Cumulative
         Preferred Stock
  3.3** Bylaws of the registrant
  4.1   Rights Agreement between First Chicago Trust Company and the registrant, dated April 6, 1998
  5.1*  Opinion of Perkins Coie LLP as to the legality of the shares
 10.1   Amended and Restated 1998 Option, Stock Appreciation Right, Restricted
         Stock, Stock Grant and Performance Unit Plan
 10.2   Terms of Stock Option Grant Program for Nonemployee Directors under the
         SonoSite, Inc. 1998 Option, Stock Appreciation Right, Restricted
         Stock, Stock Grant and Performance Unit Plan
 10.3*  1998 Nonofficer Employee Stock Option Plan
 10.4** Nonemployee Director Stock Option Plan
 10.5*  Management Incentive Compensation Plan
 10.6** Adjustment Plan
 10.7   Form of Senior Management Employment Agreement between the registrant and each of Kevin M. Goodwin, Allen W. Guisinger, David H. Gusdorf,
         Jens U. Quistgaard, Ph.D., Donald F. Seaton III and Douglas W. Tefft.
 10.8   Distribution Agreement between ATL Ultrasound, Inc. and the registrant, effective as of April 6, 1998
 10.9   Technology Transfer and License Agreement between ATL Ultrasound, Inc.
         and the registrant, effective as of April 6, 1998, as amended
 10.10  OEM Supply Agreement between ATL Ultrasound, Inc. and the registrant, effective as of April 6, 1998, as amended
 10.11  Employee Benefits Agreement between ATL Ultrasound, Inc. and the registrant, effective as of April 6, 1998
 10.12  Service Agreement between ATL Ultrasound, Inc. and the registrant, effective as of April 6, 1998
 10.13  Lease Agreement between TMT-Bothell, LLC and the registrant, dated May
         9, 1998
 23.1   Consent of KPMG LLP, independent auditors
 23.2*  Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit
         5.1 hereto)
 24.1   Power of Attorney (contained on signature page)
 27.1   Financial Data Schedule

--------
* To be filed by amendment.

** Incorporated by reference to the designated exhibit included in the registrant's registration statement on Form 10 (SEC File No. 000-23701).